UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

(Mark One)
☑    ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2023

OR

☐    TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number: 001-38646

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

B.    Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Dow Inc.
2211 H.H. Dow Way
Midland, MI 48674

REQUIRED INFORMATION

Financial statements at December 31, 2023 and 2022 and year ended December 31, 2023, supplemental schedule at December 31, 2023 and Report of Independent Registered Public Accounting Firm.

The Dow Chemical
Company Employees'
Savings Plan
Financial Statements at December 31, 2023 and 2022,
and for year ended December 31, 2023 and Supplemental
Schedule at December 31, 2023

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
TABLE OF CONTENTS

Independent Auditor's Report
Financial Statements
Statements of Net Assets Available for Benefits at December 31, 2023 and 2022	2
Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2023	3
Notes to Financial Statements	4-8
Supplemental Schedule
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) at December 31, 2023	9

Report of Independent Registered Public Accounting Firm

To Plan Participants and 401(k) Investment Committee of
The Dow Chemical Company Employees’ Savings Plan
Midland, Michigan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Dow Chemical Company Employees’ Savings Plan (the “Plan”) as of December 31, 2023 and 2022, the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2023 and 2022, and the changes in net assets available for benefits for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risk of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by the Plan’s management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental information in the accompanying schedule H, Line 4i – Schedule of Assets (held at end of year) as of December 31, 2023 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but included supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ BDO USA, P.C.
BDO USA, P.C.
Grand Rapids, Michigan
June 13, 2024

We have served as the Plan’s auditor since 2019.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AT DECEMBER 31, 2023 and 2022

In millions	2023	2022
Assets
Investments - at fair value (Note 3)	$8,555	$7,426
Fully benefit-responsive investment contracts - at contract value	1,504	1,894
Receivables - interest, dividends and other	20	23
Receivables - participant notes	97	91
Total Assets	10,176	9,434
Liabilities
Other payables	11	12
Net Assets Available For Benefits	$10,165	$9,422
See Notes to Financial Statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2023

In millions	2023
Additions
Investment income
Net realized/unrealized gain on investments	$1,454
Interest and dividends	65
Total investment income	1,519
Employer contributions	122
Employee contributions	279
Interest on participant notes receivable	5
Total additions	1,925
Deductions
Distributions and withdrawals	1,180
Administrative expenses	1
Total deductions	1,181
Net increase	744
Transfers out	(1)
Net Assets Available for Benefits
Beginning of year	9,422
End of year	$10,165
See Notes to Financial Statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

1.DESCRIPTION OF THE PLAN
The following description of The Dow Chemical Company Employees' Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan document or the Summary Plan Description provided to all participants for a more complete description of the Plan's provisions.

General - The Plan is a defined contribution plan consisting of a profit sharing plan with a cash or deferred feature, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code as of 1986, as amended (“Code”). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. The Plan covers any person who is, or becomes, an eligible employee of The Dow Chemical Company (the "Company" or “TDCC”) or of certain of TDCC's subsidiaries, including former employees with balances in the Plan. On April 1, 2019, Dow Inc. became the direct parent company of TDCC. Dow Inc. is an independent, publicly traded company and Dow Inc. common stock is listed on the New York Stock Exchange under the symbol "DOW."

In 2022 and prior years, the Plan consisted of a profit sharing plan with a cash or deferred feature which was intended to qualify under Sections 401(a) and 401(k) of the Code and an employee stock ownership plan (“ESOP”) which was intended to qualify as a stock bonus plan under Sections 401(a) and 4975(e)(7) of the Code. The ESOP consisted of the Dow Inc. stock fund and a leveraged employee stock ownership plan ("LESOP"). During 2022, all unallocated LESOP shares were allocated to participants and no LESOP shares remained in the Plan.

Employee Contributions - Plan participants generally may elect to contribute from 0.5% to 40% of their compensation, depending on the participant's eligible pay, limited to a 0.5% minimum contribution. The maximum yearly gross compensation pre-tax or Roth 401(k) contribution made through payroll deductions was $22,500 in 2023. Participants who attained age 50 before the end of the plan year were eligible to make additional catch-up contributions in the amount of $7,500 in 2023. Plan participants may elect to increase, decrease, suspend or resume compensation deferrals at any time. New elections are effective as soon as practicable after the request is processed. Newly hired eligible employees not electing to enroll within a reasonable period of time, are automatically enrolled to contribute 6% of their eligible pay to the Plan, unless the employee elects to opt out. The automatic contributions will increase by 1% each year effective April 1, until the contribution rate reaches 15%, unless the employee designates otherwise. The contributions default to the applicable BlackRock® ("BR") LifePath® Fund based on the employee's date of birth, unless otherwise designated by the employee.

Company Contributions - In general, the Company’s matching contribution provides a 100% match on the first 4% of eligible pay deferrals and a 50% match on the next 2% of eligible pay deferrals. Beginning on January 1, 2024, all eligible U.S. employees will receive an automatic non-elective contribution to the Plan of 4% of their eligible compensation. A small number of participants in certain unions referred to as “Legacy Union Employees” in the summary plan description are subject to different provisions. In addition, effective January 1, 2024, the Company implemented The Dow Student Debt Retirement Savings Match for eligible participants, allowing student debt payments to count as contributions, making them eligible for company match.

In March 2024, the Company contributed $10.8 million to Plan participants, as required under the Plan's true up provision for the year ended December 31, 2023.

Dividends - Participants invested in the Dow Inc. stock fund may elect to receive dividends as a distribution rather than reinvesting dividends within the participant account.

Account Valuation - Participant account balances reflect the total contributions made to the Plan by employees and the Company, plus investment results, less expenses and withdrawals.

Vesting - Participants are immediately vested in all amounts credited to their Plan account, including employee contributions, Company contributions and investment earnings.

Benefits Distribution - Benefits are generally distributable upon termination of employment as a lump-sum payment or partial withdrawal or may be deferred until minimum distributions are required by law. The Plan makes a lump-sum payment to terminated participants who have a balance that does not exceed $1,000. Active employees may request in-service distributions upon the attainment of age 59-1/2. Active employees under the age of 59-1/2 may request a distribution in the event of a financial hardship as defined by the Plan.

Participant Notes Receivable - Active participants, retirees and terminated participants may borrow from their employee contributions, plus earnings on those contributions, with a minimum note receivable of $1,000. Participant notes receivable are limited to the smaller of 50% of the total account balance or $50,000, less the highest outstanding participant note receivable balance in the preceding 12 months.

Note receivable repayments for active employees are made through payroll deductions, on an after tax basis, with a minimum term of six months and a maximum of 60 months for any purpose other than the purchase of a primary residence; and a minimum term of six months and a maximum of 120 months for participant note receivable for the purpose of purchasing a primary residence. Repayments, both interest and principal, are credited to the participant's account and are allocated among the fund options according to the participant's current investment election. A fixed interest rate is applied to the note receivable. This rate is generally equal to the prime rate on the last day of each calendar quarter before the loan is processed. The range of interest rates on notes receivable outstanding, excluding deemed loans, at December 31, 2023 and 2022 was 3.25% to 8.5%.

Investments - Participants direct the investment of their contributions into various investment options offered by the Plan.

Related Party and Party-In-Interest Transactions - Administrative expenses of the trustee are charged to the Plan. The assets of the Plan are held by Fidelity Management Trust Company (“Fidelity”), who acts as independent trustee, custodian and recordkeeper for the investments in the Plan, except the assets held by Synthetic Guaranteed Investment Contracts (“Synthetic GICs”), which are custodied at Bank of New York Mellon ("BNY Mellon"). Fidelity manages certain Plan investments. All transactions with Fidelity and BNY Mellon qualify as party-in-interest transactions. Invesco Trust Company acts as a subadvisor on the Plan's Interest Income fund, manages assets in that fund and contracts on the Plan's behalf with the Synthetic GICs' insurers.

Plan investments include shares of common stock of TDCC's parent company, Dow Inc., and the Plan holds notes receivable from Plan participants.

Amendment or Termination - The Plan does not have an expiration date. The Company may at any time terminate, amend or modify the Plan, subject to certain rights of the Plan participants. Upon termination of the Plan, each participant is entitled to receive the entire balance in his or her account in accordance with the terms of the Plan.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting - The financial statements of the Plan have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Contributions - Employee contributions and related employer contributions, are recognized in the period during which the Company makes payroll deductions from the employee's compensation.

Investment Valuation and Income Recognition - Investments in the Plan consisting of common stock of Dow Inc., mutual funds and certain money market funds are stated at fair value based upon the quoted market value of such securities at year end. The investments in common/collective trusts are valued at net asset value ("NAV") per share (or its equivalent) of the fund, based on the fair values of the underlying net assets. The NAV is used as a practical expedient to estimate fair value. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. There are no redemption restrictions or unfunded commitments on these investments. Temporary investments are investments in short term money market funds in the respective investment funds. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) in the fair value of investments includes the Plan's gains and losses on investments bought and sold, as well as held, during the year.

Investments of the Interest Income Fund (“Fund”) included in the Plan consist of Synthetic GICs, bonds, a money market fund and a common collective trust fund. All of the Plan's Synthetic GICs are fully benefit-responsive and are recorded at contract value. Contract value is the amount participants would normally receive if they were to initiate permitted transactions under the terms of the Plan. Contract value represents deposits made to the contract plus earnings at guaranteed crediting rates less withdrawals and applicable fees. Synthetic GICs operate similarly to an insurance company separate account investment contract, except that the assets are placed in a separate custodial account (owned by the Plan) rather than such assets being held in a separate account of the insurance company. A Synthetic GIC is a wrap contract paired with an underlying investment or investments, usually a portfolio, owned by the Plan, of high-quality, intermediate term fixed income securities or common/collective trusts holding similar investments. The Plan purchases a wrapper contract from financial services institutions.

In addition to holding certain assets, Synthetic GICs include features designed to provide participant liquidity at book value as well as periodic interest crediting rates. The liquidity feature is also known as “benefit responsiveness.”

The Synthetic GICs provide for prospective crediting interest rate adjustments based on the interest earnings and fair value of the underlying assets. The crediting interest rates are reset monthly and the contracts guarantee that the crediting interest rates cannot be less than zero.

Certain events may limit the ability of the Plan to transact at contract value with the insurance company and the financial institution issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan); (ii) changes to the Plan's prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the plan sponsor or other plan sponsor events (e.g., divestitures or spin offs of a subsidiary) which cause a significant withdrawal from the Plan; or (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required exemption of prohibited transactions under ERISA. The plan administrator does not believe that the occurrence of any such event that may limit the Plan's ability to transact at contract value is probable.

Synthetic GICs generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not resolved, the non-defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; or is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, losses may occur if the market value of the Plan's assets, which were covered by the contract, is below the contract value. The Plan may seek to add additional issuers over time to diversify the Plan's exposure to such risk, but there is no assurance the Plan may be able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value. The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments will be made pro rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.

If the contract terminates due to issuer default (other than a default occurring because of a decline in its rating), the issuer will generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination. If a contract terminates due to a decline in the ratings of the issuer, the issuer may be required to pay to the Plan the cost of acquiring a replacement contract (i.e., replacement cost) within the meaning of the contract. If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may occur by either party upon election and notice.

Changes in fixed income market conditions and interest rates may affect the yield to maturity and the market value of the underlying investments. Such changes could have a material impact on the Synthetic GIC's future interest crediting rates. In addition, participant withdrawals from and transfers out of the Interest Income Fund made according to Plan provisions are paid at contract value but funded through the market value liquidation of the underlying investments. This process of funding participant withdrawals and transfers from market value liquidations of underlying investments may also have an effect on future interest crediting rates.

Other Receivables and Other Payables - Other receivables and other payables include the true-up employer contributions and investment securities sold and purchased during the reporting period that were not settled at the reporting date. Settlement can take up to three business days after the trade date, which is the standard in the industry.

Participant Notes Receivable - Participant notes receivable are recorded at their unpaid principal balances plus any accrued interest. Participant notes receivable are written off when deemed uncollectible.

Benefits Payable - Amounts payable to persons who have withdrawn from participation are not recorded as a liability of the Plan. Benefits payable to participants who had withdrawn from participation in the Plan at December 31, 2023 and 2022 were insignificant.

Federal Income Tax Status - The Internal Revenue Service has determined and informed the Company by a letter dated September 2, 2014, that the Plan is qualified and the trust established under the Plan is tax exempt under the appropriate sections of the Code. Although the Plan has been amended since receiving the determination letter, the plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

In accordance with guidance on accounting for uncertainty in income taxes, management evaluated the Plan's tax position and does not believe the Plan has any uncertain tax positions that require disclosure or adjustment to the financial statements. The Plan is subject to routine audits by taxing authorities; however, there are currently no audits for any tax periods in progress.

Risks and Uncertainties - The Plan invests in various investment instruments, including shares of the common stock of Dow Inc. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3.    FAIR VALUE
Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

For investments classified as Level 1 measurements, which are measured using quoted prices in active markets, the total fair value is either the price of the most recent trade at the time of the market close or the official close price as defined by the exchange in which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For investments classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that security. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance/quality checks.

For investments classified as Level 3 measurements, the total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment.

The investment's fair value level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following table presents information about certain assets of the Plan measured at fair value on a recurring basis:

Assets Measured at Fair Value on a Recurring Basis	December 31, 2023		December 31, 2022
In millions	Total	Level 1	Total	Level 1

Dow Inc. common stock	$602	$602	$552	$552
Mutual funds	973	973	902	902
Temporary investments - Money market funds	58	58	46	46
Total categorized assets at fair value	$1,633	$1,633	$1,500	$1,500
Fair value measured at net asset value per share:[1]
Common/collective trusts	6,922		5,926
Total assets at fair value	$8,555		$7,426
1.Investments in common/collective trusts are measured at fair value using the net asset value per share (or its equivalent) as a practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statements of net assets available for benefits.

The Plan's policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer. There were no significant transfers between levels of the fair value hierarchy during 2023.

4.    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 at December 31, 2023 and 2022:

Reconciliation of Net Assets Available for Benefits per the Financial Statements to Form 5500 at December 31
In millions	2023	2022
Net assets available for benefits per the financial statements	$10,165	$9,422
Adjustment from contract value to fair value for fully benefit-responsive Synthetic GICs	(91)	(126)
Net assets available for benefits per Form 5500	$10,074	$9,296

The following is a reconciliation of net increase in net assets available for benefits per the financial statements to Form 5500 for the year ended December 31, 2023:

Reconciliation of Net Increase in Net Assets Available for Benefits per the Financial Statements to Form 5500
In millions	2023
Net increase in net assets available for benefits per the financial statements	$744
Change in adjustment from contract value to fair value for fully benefit-responsive Synthetic GICs	35
Other income adjustment	1
Net income per Form 5500	$780

5.    SUBSEQUENT EVENTS
The Plan evaluated subsequent events from December 31, 2023 through June 13, 2024, the date these financials statements were available to be issued.

SUPPLEMENTAL SCHEDULE

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - C
AT DECEMBER 31, 2023
		(c)
		Description of Investment		(e)
	(b)	Including Maturity Date,	(d)	Current
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Value
(a)	Lessor or Similar Party	Par or Maturity Value	Value	(In millions)
*	Dow Inc.	Dow Stock	**	$602
	PIM Total Return Inst	Mutual Fund	**	129
	NB Genesis R6	Mutual Fund	**	239
	TRP High Yield Inst	Mutual Fund	**	108
	BR LifePath RET T	Common/Collective Trust	**	274
	BR LifePath 2025 T	Common/Collective Trust	**	299
	BR LifePath 2030 T	Common/Collective Trust	**	395
	BR LifePath 2035 T	Common/Collective Trust	**	346
	BR LifePath 2040 T	Common/Collective Trust	**	309
	BR LifePath 2045 T	Common/Collective Trust	**	292
	BR LifePath 2050 T	Common/Collective Trust	**	258
	BR LifePath 2055 T	Common/Collective Trust	**	250
	BR LifePath 2060 T	Common/Collective Trust	**	71
	BR LifePath 2065 T	Common/Collective Trust	**	14
	SS EMRG MKTS IDX II	Common/Collective Trust	**	85
	SS GACEQ EXUS IDX II	Common/Collective Trust	**	157
*	INV GOVT Liquidity TR	Common/Collective Trust	**	129
	BR Midcap GR EQ UA	Common/Collective Trust	**	343
	MKS Convertible	Common/Collective Trust	**	28
	MFS US REIT Fund	Common/Collective Trust	**	58
	BR Equity Index	Common/Collective Trust	**	1,830
	BR Extended EQ MKT	Common/Collective Trust	**	384
	BR US Debt Index NL	Common/Collective Trust	**	139
	Vang Global Equity	Mutual Fund	**	226
	Vang Dev Mkt IDX IP	Mutual Fund	**	153
	Vang LT Treasury ADM	Mutual Fund	**	44
	PIM Com Real Ret I	Mutual Fund	**	22
	PIM Real Return Inst	Mutual Fund	**	52
	Small Cap Index Fund	Common/Collective Trust	**	282
	Forward			$7,518

*	Represents a party-in-interest to the Plan
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - C
AT DECEMBER 31, 2023
		(c)
		Description of Investment		(e)
	(b)	Including Maturity Date,	(d)	Current
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Value
(a)	Lessor or Similar Party	Par or Maturity Value	Value	(In millions)
	Forward			$7,518

*	Fidelity Contrafund Pool CL 3	Common/Collective Trust	**	979
*	Interest Bearing Cash	Temporary Investments	**	10
*	Fidelity Short Term Investment Fund	Temporary Investments	**	48
*	Participant Notes Receivable	Interest recorded at prime rate (3.25% - 8.5%)	**	97
	Total			$8,652

*	Represents a party-in-interest to the Plan			(continued)
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - C
AT DECEMBER 31, 2023
		(c)
		Description of Investment		(e)
	(b)	Including Maturity Date,	(d)	Current
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Value
(a)	Lessor or Similar Party	Par or Maturity Value	Value	(In millions)
	Pacific Life:
*	G-27523.01.0001 (see underlying assets at Appendix A)	PIMCO Dow; IGT Invesco ShrtTrm Bond; evergreen; Synthetic GIC	**	$247

	Voya Retirement & Annuity:
*	60031 (see underlying assets at Appendix A)	PIMCO Dow; IGT Invesco ShrtTrm Bond; evergreen; Synthetic GIC	**	262

	Transamerica:
*	MDA01078TR (see underlying assets at Appendix B)	NISA Dow; Jennison Dow; evergreen; Synthetic GIC	**	252

	Prudential:
*	GA-62233 (see underlying assets at Appendix B)	Jennison Dow; IGT Invesco ShrtTrm Bond; evergreen; Synthetic GIC	**	261

	RGA:
*	RGA00036 (see underlying assets at Appendix C)	Wellington Dow; IGT Invesco ShrtTrm Bond; evergreen; Synthetic GIC	**	227

	Met Tower Life:
*	38025 (see underlying assets at Appendix C)	Wellington Dow; MacKay Shields Dow; IGT Invesco ShrtTrm Bond evergreen; Synthetic GIC	**	255

	Total guaranteed investment contracts			$1,504
	Total			$10,156

*	Represents a party-in-interest to the Plan
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001 AND VOYA RETIREMENT & ANNUITY 60031
December 31, 2023

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ADVENTIST HEALTH SYSTEM/WEST	2.952% 03/01/2029 DD 10/31/19	400,000	$372,000	$361,529
	AERCAP IRELAND CAPITAL DAC / A	3.300% 01/30/2032 DD 10/29/21	600,000	597,744	522,798
	ALEXANDRIA REAL ESTATE EQU	1.875% 02/01/2033 DD 08/05/20	700,000	698,684	546,056
	AMEREN CORP	1.750% 03/15/2028 DD 03/05/21	1,000,000	999,080	884,140
	AMERICAN EXPRESS CO	VAR RT 10/30/2031 DD 10/30/23	300,000	300,000	325,800
	AMERICAN EXPRESS CREDIT AC 4 A	4.950% 10/15/2027 DD 11/03/22	700,000	699,965	702,380
	AMERICAN TOWER CORP	2.750% 01/15/2027 DD 10/03/19	700,000	698,866	656,579
	AMERIPRISE FINANCIAL INC	4.500% 05/13/2032 DD 05/13/22	1,200,000	1,199,712	1,192,476
	AMGEN INC	5.250% 03/02/2025 DD 03/02/23	700,000	699,538	701,533
	ANDREW W MELLON FOUNDATION/THE	0.947% 08/01/2027 DD 07/29/20	700,000	700,000	617,442
	AREIT 2023-CRE8 LL CRE8 A 144A	VAR RT 08/17/2041 DD 08/15/23	600,000	597,000	600,686
	AT&T INC	4.300% 02/15/2030 DD 08/15/18	1,549,000	1,557,163	1,519,151
	AVIS BUDGET RENTAL C 3A A 144A	5.440% 02/22/2028 DD 04/06/23	500,000	499,916	504,345
	AVIS BUDGET RENTAL C 5A A 144A	5.780% 04/20/2028 DD 06/01/23	600,000	599,906	607,518
	AVOLON HOLDINGS FUNDING L 144A	2.125% 02/21/2026 DD 01/21/21	400,000	396,064	370,788
	BAMLL COMMERCIAL M 200P A 144A	3.218% 04/14/2033 DD 04/01/15	400,000	366,875	381,964
	BANCO SANTANDER SA	1.849% 03/25/2026 DD 03/25/21	600,000	600,000	555,594
	BANK 2017-BNK7 BNK7 ASB	3.265% 09/15/2060 DD 09/01/17	697,814	718,720	676,712
	BANK 2019-BNK20 BN20 A3	3.011% 09/15/2062 DD 09/01/19	2,500,000	2,240,234	2,172,200
	BANK 2021-BNK38 BN38 ASB	2.506% 12/15/2064 DD 12/01/21	500,000	514,982	446,995
	BANK OF AMERICA CORP	VAR RT 02/13/2026 DD 02/13/20	100,000	100,150	96,091
	BANK OF AMERICA CORP	VAR RT 07/21/2028 DD 07/21/17	2,800,000	2,982,196	2,657,732
	BANK OF AMERICA CORP	VAR RT 12/20/2028 DD 12/20/17	800,000	805,326	753,240
	BANK OF AMERICA CORP	VAR RT 04/29/2031 DD 04/29/20	500,000	518,465	431,540
	BANK OF AMERICA CORP	VAR RT 07/22/2028 DD 07/22/22	600,000	600,000	600,390
	BANNER HEALTH	1.897% 01/01/2031 DD 10/29/20	400,000	400,000	328,320
	BARCLAYS PLC	VAR RT 06/24/2031 DD 06/24/20	2,100,000	2,164,785	1,773,156
	BAT CAPITAL CORP	2.259% 03/25/2028 DD 09/25/20	500,000	500,000	447,805
	BEAR STEARNS ALT-A TRUS 11 2A2	VAR RT 11/25/2034 DD 09/01/04	37,664	37,122	35,160
	BENCHMARK 2019-B12 MOR B12 AAB	3.042% 08/15/2052 DD 08/01/19	500,000	461,484	473,080
	BENCHMARK 2019-B14 MORT B14 A5	3.049% 12/15/2062 DD 11/01/19	1,000,000	900,352	897,760
	BENCHMARK 2020-B21 MORT B21 A5	1.978% 12/17/2053 DD 11/01/20	900,000	748,582	731,466
	BNP PARIBAS SA 144A	VAR RT 09/30/2028 DD 09/30/20	700,000	689,192	622,237
	BROADCOM INC 144A	3.419% 04/15/2033 DD 03/31/21	400,000	425,500	352,064
	BROADCOM INC 144A	3.469% 04/15/2034 DD 03/31/21	300,000	317,523	261,462
	BROOKFIELD FINANCE I UK PLC /	2.340% 01/30/2032 DD 07/26/21	700,000	700,000	560,455
	BX COMMERCIAL MORTG CIP A 144A	VAR RT 12/15/2038 DD 12/21/21	600,000	582,938	587,388
	BX TRUST 2021-SDMF SDMF A 144A	VAR RT 09/15/2034 DD 09/28/21	767,361	740,983	750,034
	CALIFORNIA ST UNIV REVENUE	1.690% 11/01/2029 DD 09/17/20	600,000	600,000	516,108
	CAPITAL ONE MULTI-ASSET E A1 A	4.420% 05/15/2028 DD 05/24/23	500,000	499,885	498,135

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	CAPITAL ONE MULTI-ASSET E A3 A	4.950% 10/15/2027 DD 11/03/22	700,000	699,890	702,016
	CAPITAL ONE PRIME AUTO RE 2 A3	5.820% 06/15/2028 DD 10/11/23	500,000	499,909	512,070
	CARMAX AUTO OWNER TRUST 2 4 A3	5.340% 08/16/2027 DD 10/31/22	700,000	699,836	702,072
	CENTERPOINT ENERGY HOUSTON ELE	5.200% 10/01/2028 DD 09/18/23	600,000	599,328	619,752
	CGMS COMMERCIAL MORTGAG B1 AAB	3.243% 08/15/2050 DD 08/01/17	1,766,370	1,812,550	1,704,600
	CITIBANK CREDIT CARD ISS A7 A7	3.960% 10/13/2030 DD 10/15/18	1,200,000	1,110,563	1,173,408
	CITIGROUP COMMERCIAL GC29 AAB	2.984% 04/10/2048 DD 04/01/15	110,767	113,177	109,526
	CITIGROUP COMMERCIAL MO B2 AAB	3.962% 03/10/2051 DD 03/01/18	594,956	612,771	583,896
	CITIGROUP COMMERCIAL MO P8 AAB	3.268% 09/15/2050 DD 09/01/17	778,873	802,229	751,621
	CITIGROUP INC	3.400% 05/01/2026 DD 05/02/16	2,850,000	2,879,145	2,751,077
	CITIGROUP INC	VAR RT 11/05/2030 DD 11/05/19	750,000	817,110	668,610
	COMM 2014-CCRE19 MORT CR19 ASB	3.499% 08/10/2047 DD 08/01/14	99,101	102,072	98,195
	COMM 2016-COR1 MORTGA COR1 ASB	2.972% 10/10/2049 DD 10/01/16	277,812	280,948	268,711
	COMM 2016-CR28 MORTGAG CR28 A4	3.762% 02/10/2049 DD 02/01/16	1,000,000	1,091,367	961,380
	COMM 2020-CBM MORT CBM A1 144A	VAR RT 02/10/2037 DD 02/01/20	600,000	556,711	571,824
	CONSTELLATION ENERGY GENERATIO	5.600% 03/01/2028 DD 02/24/23	700,000	699,902	721,553
	CONSUMERS ENERGY CO	4.900% 02/15/2029 DD 08/04/23	300,000	299,850	305,568
	COOPERATIEVE RABOBANK UA 144A	VAR RT 06/24/2026 DD 06/24/20	500,000	500,000	471,385
	CSAIL 2015-C1 COMMERCIA C1 ASB	3.351% 04/15/2050 DD 03/01/15	61,035	62,866	60,373
	CSAIL 2015-C4 COMMERCIA C4 ASB	3.617% 11/15/2048 DD 11/01/15	343,734	369,528	337,004
	DAIMLER TRUCKS RETAIL TRU 1 A4	5.390% 01/15/2030 DD 10/19/22	200,000	199,957	199,848
	DELL EQUIPMENT FINAN 2 A3 144A	4.140% 07/22/2027 DD 07/20/22	1,000,000	999,802	990,690
	DELL INTERNATIONAL LLC / EMC C	6.020% 06/15/2026 DD 06/15/21	157,000	188,629	160,711
	DEUTSCHE BANK AG/NEW YORK NY	VAR RT 09/18/2031 DD 09/18/20	200,000	214,716	175,702
	DEUTSCHE BANK AG/NEW YORK NY	VAR RT 05/28/2032 DD 05/28/21	400,000	404,916	334,856
	DEUTSCHE BANK AG/NEW YORK NY	VAR RT 07/13/2027 DD 07/13/23	500,000	500,000	519,120
	DLLAD 2021-1 LLC 1A A3 144A	0.640% 09/21/2026 DD 07/28/21	741,853	741,806	715,695
	DLLMT 2023-1 LLC 1A A3 144A	5.340% 03/22/2027 DD 05/24/23	600,000	599,904	599,526
	DLLST 2022-1 LLC 1A A4 144A	3.690% 09/20/2028 DD 05/04/22	1,100,000	1,099,831	1,081,223
	DTE ELECTRIC CO	1.900% 04/01/2028 DD 03/29/21	1,000,000	999,150	901,380
	DTE ENERGY CO	1.050% 06/01/2025 DD 08/06/20	900,000	898,911	848,178
	ECMC GROUP STUDENT 1A A1B 144A	VAR RT 11/25/2070 DD 09/22/21	958,168	958,168	936,216
	ECMC GROUP STUDENT L 2A A 144A	VAR RT 05/25/2067 DD 08/10/17	495,220	495,220	490,178
	ENEL FINANCE INTERNATIONAL 144A	6.800% 10/14/2025 DD 10/14/22	700,000	696,045	717,724
	EQUITABLE FINANCIAL LIFE 144A	1.300% 07/12/2026 DD 07/12/21	1,000,000	998,070	901,400
	ESC LEHMAN BRTH HLD	0.000% 05/02/2018 DD 04/24/08	1,800,000	926,071	1,800
	ESC LEHMAN BRTH HLD ESCROW	0.000% 11/24/2013 DD 01/22/08	900,000	475,078	900
	EVERSOURCE ENERGY	5.450% 03/01/2028 DD 03/06/23	600,000	616,392	617,232
	EXPEDIA GROUP INC 144A	6.250% 05/01/2025 DD 05/05/20	242,000	280,841	244,323
	EXTENDED STAY AMERI ESH A 144A	VAR RT 07/15/2038 DD 07/08/21	466,720	453,448	462,328
	FHLMC POOL #1G-1744	VAR RT 08/01/2035 DD 09/01/05	15,553	15,777	15,693
	FHLMC POOL #78-0605	VAR RT 06/01/2033 DD 06/01/03	100,196	101,599	102,807
	FHLMC POOL #G0-8835	3.500% 08/01/2048 DD 08/01/18	61,523	60,975	57,540
	FHLMC POOL #G0-8836	4.000% 08/01/2048 DD 08/01/18	88,047	89,987	84,945
	FHLMC POOL #G0-8841	3.500% 09/01/2048 DD 09/01/18	692,880	686,709	647,877
	FHLMC POOL #SD-8265	4.000% 10/01/2052 DD 10/01/22	5,396,445	5,201,667	5,108,760

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	FHLMC POOL #SD-8323	5.000% 05/01/2053 DD 04/01/23	3,174,063	3,153,481	3,143,401
	FHLMC POOL #WN-2407	4.380% 05/01/2028 DD 08/01/23	387,000	372,850	382,062
	FHLMC POOL #WN-2427	4.170% 04/01/2028 DD 09/01/23	113,000	107,694	110,598
	FHLMC MULTICLASS MTG 3225 HF	VAR RT 10/15/2036 DD 10/15/06	151,024	151,732	148,558
	FHLMC MULTICLASS MTG 3843 FE	VAR RT 04/15/2041 DD 04/15/11	165,955	166,370	163,483
	FHLMC MULTICLASS MTG 3843 FG	VAR RT 04/15/2041 DD 04/15/11	165,955	166,370	163,483
	FHLMC MULTICLASS MTG 4559 AF	VAR RT 03/15/2042 DD 03/01/16	418,283	424,937	431,350
	FHLMC MULTICLASS MTG 4736 CD	3.000% 08/15/2046 DD 11/01/17	194,595	191,585	183,741
	FHLMC MULTICLASS MTG 4989 FA	VAR RT 08/15/2040 DD 06/01/20	84,782	86,374	85,544
	FHLMC MULTICLASS MTG 4989 FB	VAR RT 10/15/2040 DD 06/01/20	40,305	41,280	40,890
	FHLMC MULTICLASS MTG K065 A1	2.864% 10/25/2026 DD 07/01/17	366,678	373,991	355,414
	FHLMC MULTICLASS MTG K509 A2	4.850% 09/25/2028 DD 10/01/23	400,000	387,247	407,316
	FHLMC MULTICLASS MTG W5FX AFX	VAR RT 04/25/2028 DD 06/01/18	2,400,000	2,342,856	2,278,488
	FIDELITY NATIONAL INFORMATION	4.500% 07/15/2025 DD 07/13/22	500,000	499,820	495,045
	FLORIDA POWER & LIGHT CO	2.450% 02/03/2032 DD 01/14/22	400,000	399,360	344,112
	FNMA POOL #0072163	VAR RT 02/01/2028 DD 02/01/89	789	783	773
	FNMA POOL #0323919	VAR RT 08/01/2029 DD 08/01/99	1,779	1,707	1,773
	FNMA POOL #0361373	VAR RT 07/01/2026 DD 09/01/96	2,026	2,078	2,013
	FNMA POOL #0AN5171	3.290% 04/01/2027 DD 04/01/17	171,000	159,337	164,841
	FNMA POOL #0AN9215	3.430% 05/01/2028 DD 05/01/18	529,000	488,870	508,723
	FNMA POOL #0FM1796	3.500% 10/01/2034 DD 10/01/19	578,316	602,443	559,868
	FNMA POOL #0FM1843	3.500% 11/01/2034 DD 10/01/19	466,074	485,773	455,196
	FNMA POOL #0FM9482	3.000% 11/01/2051 DD 11/01/21	1,003,299	887,763	890,648
	FNMA POOL #0MA2705	3.000% 08/01/2046 DD 07/01/16	181,484	188,956	165,553
	FNMA POOL #0MA3897	3.000% 01/01/2035 DD 12/01/19	200,107	205,868	189,792
	FNMA POOL #0MA4784	4.500% 09/01/2052 DD 09/01/22	5,639,140	5,505,210	5,473,969
	FNMA GTD REMIC P/T 15-79 FE	VAR RT 11/25/2045 DD 10/25/15	254,264	252,794	247,462
	FNMA GTD REMIC P/T 16-11 CF	VAR RT 03/25/2046 DD 02/25/16	296,210	295,285	289,830
	FNMA GTD REMIC P/T 18-M12 FA	VAR RT 08/25/2025 DD 09/01/18	83,660	83,522	83,150
	FS KKR CAPITAL CORP	1.650% 10/12/2024 DD 10/12/21	500,000	499,230	482,380
	GA GLOBAL FUNDING TRUST 144A	1.625% 01/15/2026 DD 01/15/21	550,000	551,898	506,330
	GEORGIA POWER CO	VAR RT 05/08/2025 DD 11/08/23	600,000	600,000	601,344
	GLP CAPITAL LP / GLP FINANCING	5.300% 01/15/2029 DD 09/26/18	300,000	340,593	297,981
	GMF FLOORPLAN OWNER R 2 A 144A	5.340% 06/15/2030 DD 06/28/23	700,000	699,697	715,204
	GNMA POOL #0434944	8.500% 11/15/2030 DD 11/01/00	946	982	944
	GNMA POOL #0434985	8.500% 12/15/2030 DD 12/01/00	1,114	1,154	1,112
	GNMA POOL #0498147	8.500% 12/15/2029 DD 12/01/99	130	135	130
	GNMA POOL #0511172	8.500% 01/15/2030 DD 01/01/00	327	339	326
	GNMA POOL #0520979	8.500% 09/15/2030 DD 09/01/00	1,898	1,970	1,985
	GNMA POOL #0521829	8.500% 05/15/2030 DD 05/01/00	611	634	612
	GNMA POOL #0531197	8.500% 06/15/2030 DD 06/01/00	5,234	5,426	5,227
	GNMA POOL #0698036	6.000% 01/15/2039 DD 01/01/09	7,357	8,016	7,589
	GNMA POOL #0782190	6.000% 10/15/2037 DD 10/01/07	1,468	1,599	1,520
	GNMA POOL #0782449	6.000% 09/15/2038 DD 10/01/08	11,423	12,445	11,835
	GNMA II POOL #0003001	8.500% 11/20/2030 DD 11/01/00	3,080	3,181	3,233
	GNMA II POOL #0008913	VAR RT 07/20/2026 DD 07/01/96	1,709	1,689	1,698

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	GNMA II POOL #0080022	VAR RT 12/20/2026 DD 12/01/96	2,122	2,131	2,100
	GNMA II POOL #0080354	VAR RT 12/20/2029 DD 12/01/99	7,865	8,048	7,633
	GOLDEN ST TOBACCO SECURITIZATION	1.600% 06/01/2026 DD 10/07/21	400,000	400,000	370,476
	GOLDEN ST TOBACCO SECURITIZATION	2.086% 06/01/2028 DD 10/07/21	400,000	400,000	357,356
	GOLDMAN SACHS GROUP INC/THE	3.800% 03/15/2030 DD 03/19/20	2,000,000	2,329,900	1,881,220
	GOLDMAN SACHS GROUP INC/THE	VAR RT 06/05/2028 DD 06/05/17	100,000	96,959	95,612
	GOLDMAN SACHS GROUP INC/THE	VAR RT 03/09/2027 DD 03/08/21	400,000	400,000	368,880
	GOLDMAN SACHS GROUP INC/THE	VAR RT 09/10/2027 DD 06/10/21	200,000	200,000	181,394
	GOLDMAN SACHS GROUP INC/THE	VAR RT 07/21/2032 DD 07/21/21	700,000	700,000	575,470
	GS MORTGAGE SECURITIES GC39 A3	3.307% 05/10/2052 DD 05/01/19	500,000	515,566	453,665
	HAWAII ST	0.852% 10/01/2025 DD 10/29/20	700,000	700,000	656,439
	HERTZ VEHICLE FINANCE 2A A 144A	5.570% 09/25/2029 DD 03/02/23	700,000	699,908	707,679
	HERTZ VEHICLE FINANCE 4A A 144A	6.150% 03/25/2030 DD 08/24/23	500,000	499,918	518,630
	HSBC HOLDINGS PLC	VAR RT 03/13/2028 DD 03/13/17	700,000	797,377	674,828
	HSBC HOLDINGS PLC	VAR RT 06/19/2029 DD 06/19/18	1,500,000	1,522,230	1,455,870
	HSBC HOLDINGS PLC	VAR RT 08/11/2028 DD 08/11/22	600,000	600,000	599,910
	INVITATION HOMES OPERATING PAR	4.150% 04/15/2032 DD 04/05/22	800,000	797,912	736,616
	JP MORGAN MORTGAGE TRUS A2 4A1	VAR RT 05/25/2034 DD 04/01/04	16,145	16,056	14,639
	JPMBB COMMERCIAL MORTG C21 ASB	3.428% 08/15/2047 DD 07/01/14	50,945	52,474	50,722
	JPMBB COMMERCIAL MORTG C24 ASB	3.368% 11/15/2047 DD 10/01/14	131,728	135,679	130,325
	JPMDB COMMERCIAL MORTGA C4 ASB	2.994% 12/15/2049 DD 11/01/16	532,049	548,010	511,762
	JPMDB COMMERCIAL MORTGAG C7 A5	3.409% 10/15/2050 DD 10/01/17	700,000	662,566	648,991
	JPMORGAN CHASE & CO	VAR RT 10/15/2030 DD 09/12/19	3,100,000	3,338,939	2,760,891
	JPMORGAN CHASE & CO	VAR RT 06/01/2029 DD 06/01/21	750,000	765,330	665,618
	KANSAS ST DEV FIN AUTH REVENUE	1.519% 05/01/2028 DD 08/26/21	600,000	600,000	531,798
	LEHMAN BRTH HLD (RICI) ESCROW	0.000% 12/28/2017 DD 12/21/07	2,000,000	1,998,520	—
	LELAND STANFORD JUNIOR UNIVERS	1.289% 06/01/2027 DD 06/04/20	400,000	400,000	361,944
	LLOYDS BANKING GROUP PLC	4.550% 08/16/2028 DD 08/16/18	900,000	1,079,190	885,996
	LOUISIANA LOCAL GOVERNM ELL A2	4.145% 02/01/2033 DD 05/19/22	200,000	200,000	196,860
	LOUISIANA LOCAL GOVERNM ELL A3	4.275% 02/01/2036 DD 05/19/22	600,000	576,900	582,732
	MASSMUTUAL GLOBAL FUNDING 144A	4.500% 04/10/2026 DD 04/12/23	850,000	849,414	847,867
	MASTR ADJUSTABLE RATE M 15 1A1	VAR RT 12/25/2034 DD 11/01/04	1,375	1,381	1,318
	MERRILL LYNCH MORTGAGE A1 2A1	VAR RT 02/25/2034 DD 02/01/04	39,594	39,758	36,072
	MIAMI-DADE CNTY FL SPL OBLIG	2.036% 10/01/2029 DD 01/07/21	500,000	500,000	433,545
	MICHIGAN ST BLDG AUTH REVENUE	1.116% 10/15/2026 DD 09/17/20	700,000	700,000	640,829
	MITSUBISHI CORP 144A	1.125% 07/15/2026 DD 07/15/21	600,000	596,754	546,888
	MITSUBISHI UFJ FINANCIAL GROUP	2.048% 07/17/2030 DD 07/17/20	1,000,000	1,000,000	842,840
	MMAF EQUIPMENT FINAN B A3 144A	5.610% 07/10/2028 DD 11/09/22	1,200,000	1,199,935	1,207,236
	MONONGAHELA POWER CO 144A	3.550% 05/15/2027 DD 05/16/17	600,000	649,074	574,686
	MORGAN STANLEY	3.625% 01/20/2027 DD 01/20/17	100,000	109,382	97,012
	MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	248,000	264,244	244,461
	MORGAN STANLEY	VAR RT 02/13/2032 DD 11/13/20	1,000,000	970,290	799,810
	MORGAN STANLEY	VAR RT 04/01/2031 DD 03/31/20	752,000	666,753	693,254
	MORGAN STANLEY CAPITAL HR2 ASB	3.509% 12/15/2050 DD 12/01/17	562,730	579,599	543,530
	MTN COMMERCIAL MOR LPFL A 144A	VAR RT 03/15/2039 DD 03/24/22	600,000	586,875	584,910
	NARRAGANSETT ELECTRIC CO/ 144A	3.395% 04/09/2030 DD 04/09/20	1,250,000	1,250,000	1,140,100

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	NATIONAL RURAL UTILITIES COOPE	4.450% 03/13/2026 DD 02/09/23	700,000	699,503	698,719
	NATWEST GROUP PLC	VAR RT 06/14/2027 DD 06/14/21	1,100,000	1,100,000	1,004,641
	NAVIENT STUDENT LOAN 5A A 144A	VAR RT 06/25/2065 DD 08/11/16	361,151	361,151	364,643
	NEW JERSEY ST TURNPIKE AUTH TU	1.283% 01/01/2027 DD 02/04/21	1,000,000	1,000,000	907,580
	NEW YORK CITY NY TRANSITIONAL	3.480% 08/01/2026 DD 09/25/18	1,000,000	1,000,000	976,760
	NEW YORK LIFE GLOBAL FUND 144A	1.200% 08/07/2030 DD 08/07/20	500,000	499,155	401,645
	NEW YORK ST URBAN DEV CORP REV	3.540% 03/15/2028 DD 01/16/19	500,000	470,270	478,525
	NEW YORK ST URBAN DEV CORP SAL	2.150% 03/15/2025 DD 10/30/19	700,000	693,924	680,211
	OCTANE RECEIVABLES 2A A2 144A	5.880% 06/20/2031 DD 05/24/23	451,095	451,076	451,962
	OCTANE RECEIVABLES 3A A2 144A	6.440% 03/20/2029 DD 09/27/23	500,000	499,947	505,220
	OKLAHOMA ST DEV FIN AUTH	4.285% 02/01/2034 DD 07/20/22	459,236	459,237	451,361
	OLYMPUS CORP 144A	2.143% 12/08/2026 DD 12/08/21	500,000	500,000	460,205
	ORACLE CORP	2.300% 03/25/2028 DD 03/24/21	900,000	897,687	820,503
	OREGON ST DEPT OF TRANSPRTN HI	1.530% 11/15/2030 DD 09/17/20	1,300,000	1,300,000	1,082,029
	PACIFIC GAS AND ELECTRIC CO	2.500% 02/01/2031 DD 06/19/20	600,000	599,376	495,936
	PACIFIC GAS AND ELECTRIC CO	3.000% 06/15/2028 DD 06/03/21	500,000	497,545	456,100
	PACIFIC GAS AND ELECTRIC CO	5.450% 06/15/2027 DD 06/08/22	100,000	99,825	100,833
	PACIFIC LIFE GLOBAL FUNDI 144A	1.375% 04/14/2026 DD 04/14/21	800,000	799,576	739,216
	PG&E WILDFIRE RECOVERY FUNDING	4.022% 06/01/2033 DD 07/20/22	622,525	622,509	603,581
	PROTECTIVE LIFE GLOBAL FU 144A	1.737% 09/21/2030 DD 09/21/20	600,000	600,000	486,582
	PUBLIC SERVICE ELECTRIC AND GA	1.900% 08/15/2031 DD 08/19/21	650,000	648,414	534,300
	PUGET ENERGY INC	2.379% 06/15/2028 DD 06/14/21	1,200,000	1,200,000	1,073,604
	SABINE PASS LIQUEFACTION LLC	5.750% 05/15/2024 DD 11/15/14	200,000	223,526	199,884
	SALES TAX SECURITIZATION CORP	2.957% 01/01/2032 DD 01/30/20	700,000	569,254	613,648
	SAN JOSE CA REDEV AGY SUCCESSO	3.125% 08/01/2028 DD 12/21/17	800,000	754,056	754,440
	SANTANDER UK GROUP HOLDINGS PL	VAR RT 08/21/2026 DD 08/21/20	1,000,000	1,000,000	932,800
	SANTANDER UK GROUP HOLDINGS PL	VAR RT 06/14/2027 DD 06/14/21	200,000	200,000	181,880
	SBA TOWER TRUST 144A	2.836% 01/15/2050 DD 09/13/19	800,000	800,000	772,536
	SBA TOWER TRUST 144A	6.599% 01/15/2028 DD 11/23/22	700,000	700,000	719,936
	SEATTLE CHILDREN'S HOSPITAL	1.208% 10/01/2027 DD 02/11/21	600,000	591,198	526,350
	SLM STUDENT LOAN T 10 A7B 144A	VAR RT 10/25/2029 DD 04/25/18	127,347	127,347	127,234
	SLM STUDENT LOAN T 3A A6B 144A	VAR RT 10/25/2064 DD 04/25/14	564,565	557,861	545,810
	SMBC AVIATION CAPITAL FIN 144A	3.550% 04/15/2024 DD 04/15/19	900,000	901,386	893,817
	SMRT 2022-MINI MINI A 144A	VAR RT 01/15/2039 DD 02/08/22	600,000	583,500	587,202
	SOCIETE GENERALE SA 144A	2.625% 01/22/2025 DD 01/22/20	800,000	798,400	775,232
	SOCIETE GENERALE SA 144A	VAR RT 12/14/2026 DD 12/14/20	700,000	700,000	644,497
	SOUTHERN CALIFORNIA EDISON CO	1.200% 02/01/2026 DD 10/01/20	900,000	898,290	838,278
	SOUTHERN CALIFORNIA EDISON CO	5.300% 03/01/2028 DD 03/02/23	600,000	599,400	616,458
	SOUTHERN CALIFORNIA GAS CO	2.950% 04/15/2027 DD 03/14/22	800,000	796,200	759,112
	SPIRIT REALTY LP	2.100% 03/15/2028 DD 03/03/21	600,000	596,184	533,250
	STANDARD CHARTERED PLC 144A	VAR RT 03/30/2026 DD 03/30/22	1,000,000	1,000,000	1,004,670
	SUTTER HEALTH	1.321% 08/15/2025 DD 10/29/20	500,000	500,000	468,535
	TAMPA ELECTRIC CO	3.875% 07/12/2024 DD 07/12/22	1,200,000	1,199,544	1,188,492
	TEXAS ST TRANSPRTN COMMISSIONS	4.000% 10/01/2033 DD 07/01/20	600,000	743,928	578,202
	THORNBURG MORTGAGE SECUR 4 2A1	VAR RT 09/25/2037 DD 08/01/07	7,944	7,941	7,729
	TOYOTA LEASE OWNER T B A4 144A	5.710% 12/20/2027 DD 09/19/23	700,000	699,972	710,094

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	U S TREASURY NOTE	0.625% 12/31/2027 DD 12/31/20	7,000,000	6,988,233	6,159,720
	U S TREASURY NOTE	0.750% 01/31/2028 DD 01/31/21	6,800,000	6,775,031	5,999,912
	U S TREASURY NOTE	1.125% 02/29/2028 DD 02/28/21	2,400,000	2,394,512	2,147,352
	U S TREASURY NOTE	0.500% 02/28/2026 DD 02/28/21	3,600,000	3,551,820	3,327,876
	U S TREASURY NOTE	0.750% 03/31/2026 DD 03/31/21	7,500,000	7,439,187	6,960,675
	U S TREASURY NOTE	0.875% 09/30/2026 DD 09/30/21	5,000,000	4,931,096	4,594,550
	U S TREASURY NOTE	1.250% 11/30/2026 DD 11/30/21	1,500,000	1,501,289	1,387,500
	U S TREASURY NOTE	3.750% 05/31/2030 DD 05/31/23	1,400,000	1,392,234	1,389,500
	U S TREASURY NOTE	4.375% 08/31/2028 DD 08/31/23	900,000	897,574	920,106
	UBS COMMERCIAL MORTGAGE C4 ASB	3.366% 10/15/2050 DD 10/01/17	370,321	381,418	357,879
	UBS COMMERCIAL MORTGAGE C7 ASB	3.586% 12/15/2050 DD 12/01/17	633,536	652,538	613,003
	UBS GROUP AG 144A	VAR RT 08/13/2030 DD 08/13/19	300,000	334,386	268,026
	UBS GROUP AG 144A	VAR RT 05/14/2032 DD 05/14/21	1,000,000	1,043,500	853,410
	UBS GROUP AG 144A	VAR RT 08/12/2033 DD 08/12/22	300,000	300,000	320,133
	UNITED STATES INTERNATIONAL DE	3.790% 06/15/2034 DD 03/17/14	729,905	730,247	699,592
	UNIV OF CALIFORNIA CA REVENUES	2.719% 05/15/2024 DD 09/28/17	700,000	700,000	693,833
	UNIV OF CALIFORNIA CA REVENUES	1.897% 05/15/2030 DD 03/10/21	500,000	500,000	430,450
	UPMC	5.035% 05/15/2033 DD 04/12/23	300,000	300,000	304,839
	US 10YR NOTE FUTURE (CBT)	EXP MAR 24	71	—	292,875
	US 5YR NOTE FUTURE (CBT)	EXP MAR 24	78	—	182,203
	US ULTRA BOND (CBT)	EXP MAR 24	(7)	—	(81,430)
	UTAH ST	3.539% 07/01/2025 DD 09/30/10	628,815	675,768	621,182
	VERIZON COMMUNICATIONS INC	2.550% 03/21/2031 DD 03/22/21	1,410,000	1,466,160	1,217,535
	WELLS FARGO & CO	VAR RT 06/17/2027 DD 06/17/19	1,600,000	1,656,176	1,529,488
	WELLS FARGO & CO	VAR RT 10/30/2030 DD 10/31/19	800,000	854,464	712,136
	WELLS FARGO COMMERCIAL C30 ASB	3.412% 09/15/2058 DD 08/01/15	226,246	242,207	222,130
	WELLS FARGO COMMERCIAL C35 ASB	2.788% 07/15/2048 DD 07/01/16	269,289	277,359	263,607
	WEYERHAEUSER CO	4.000% 04/15/2030 DD 03/30/20	300,000	295,410	286,116
	WILLIS NORTH AMERICA INC	5.350% 05/15/2033 DD 05/17/23	700,000	698,131	707,728
	WISCONSIN ELECTRIC POWER CO	2.050% 12/15/2024 DD 12/10/19	900,000	899,829	873,495
	WISCONSIN ST GEN FUND ANNUAL A	1.486% 05/01/2029 DD 03/10/21	900,000	723,663	777,699
	WYANDOTTE CNTY/KANSAS CITY KS	1.562% 09/01/2026 DD 09/15/20	1,000,000	1,000,000	924,000
	YALE UNIVERSITY	0.873% 04/15/2025 DD 06/09/20	1,100,000	1,100,000	1,041,304
	ZIMMER BIOMET HOLDINGS INC	3.550% 04/01/2025 DD 03/19/15	700,000	686,987	685,013
	INTEREST BEARING CASH	TEMPORARY INVESTMENTS		3,783,945	3,783,945
	TOTAL UNDERLYING ASSETS			$200,827,095	$185,560,166

	PACIFIC LIFE INS G-27523.01.0001 - 63.3% of MARKET VALUE				$117,441,029
*	IGT INVESCO SHORT-TERM BOND FUND				114,746,297
	FAIR VALUE PACIFIC LIFE INS - G-27523.01.0001				232,187,326
*	PACIFIC LIFE INS G-27523.01.0001 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				14,634,772
	PACIFIC LIFE INS G-27523.01.0001 - CONTRACT VALUE				$246,822,098

		(c)
	(b)	Face Value		(e)
	Identity of Issue, Borrower,	or Number	(d)	Current
(a)	Lessor or Similar Party	of Shares	Cost	Value
	VOYA RETIREMENT & ANNUITY 60031 - 36.7% of MARKET VALUE			$68,119,137
*	IGT INVESCO SHORT-TERM BOND FUND			178,780,852
	FAIR VALUE VOYA RETIREMENT & ANNUITY 60031			246,899,989
*	VOYA RETIREMENT & ANNUITY 60031 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE			15,442,112
	VOYA RETIREMENT & ANNUITY 60031 - CONTRACT VALUE			$262,342,101
*	Represents a party-in-interest to the Plan

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX B - UNDERLYING ASSETS FOR TRANSAMERICA MDA01078TR and PRUDENTIAL GA-62233
December 31, 2023

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBVIE INC	3.200% 11/21/2029 DD 05/21/20	1,035,000	$1,017,366	$968,692
	AERCAP IRELAND CAPITAL DA 144A	6.450% 04/15/2027 DD 11/22/23	642,000	650,815	665,144
	AERCAP IRELAND CAPITAL DAC / A	1.650% 10/29/2024 DD 10/29/21	253,000	252,691	244,145
	AERCAP IRELAND CAPITAL DAC / A	2.450% 10/29/2026 DD 10/29/21	480,000	425,478	444,490
	AERCAP IRELAND CAPITAL DAC / A	3.000% 10/29/2028 DD 10/29/21	200,000	168,320	182,800
	AERCAP IRELAND CAPITAL DAC / A	5.750% 06/06/2028 DD 06/06/23	245,000	242,626	250,924
	ALTRIA GROUP INC	2.350% 05/06/2025 DD 05/06/20	305,000	304,872	294,191
	AMERICAN ELECTRIC POWER CO INC	1.000% 11/01/2025 DD 11/20/20	245,000	244,434	227,458
	AMERICAN EXPRESS CO	3.950% 08/01/2025 DD 08/03/22	545,000	544,455	536,264
	AMERICAN EXPRESS CO	VAR RT 07/27/2029 DD 07/28/23	985,000	985,000	1,006,443
	AMERICAN HONDA FINANCE CORP	2.000% 03/24/2028 DD 03/24/21	390,000	389,341	353,539
	AMERICAN TOWER CORP	1.875% 10/15/2030 DD 09/28/20	945,000	940,785	775,609
	AMGEN INC	4.050% 08/18/2029 DD 08/18/22	1,045,000	1,043,610	1,024,205
	AMGEN INC	5.250% 03/02/2025 DD 03/02/23	480,000	479,683	481,051
	AT&T INC	1.650% 02/01/2028 DD 08/04/20	250,000	249,685	222,813
	AUTOZONE INC	6.250% 11/01/2028 DD 10/25/23	345,000	344,672	366,866
	AVALONBAY COMMUNITIES INC	2.450% 01/15/2031 DD 05/22/20	625,000	626,188	539,463
	BA CREDIT CARD TRUST A2 A2	4.980% 11/15/2028 DD 12/14/23	465,000	464,938	470,613
	BANK OF AMERICA CORP	VAR RT 10/01/2025 DD 09/18/17	75,000	75,026	73,532
	BANK OF AMERICA CORP	VAR RT 12/20/2028 DD 12/20/17	1,115,000	1,206,482	1,049,828
	BANK OF AMERICA CORP	VAR RT 10/24/2026 DD 10/21/20	155,000	154,710	143,933
	BANK OF AMERICA CORP	VAR RT 06/14/2029 DD 06/14/21	530,000	526,758	467,545
	BANK OF AMERICA CORP	VAR RT 07/22/2027 DD 04/22/21	400,000	347,108	366,616
	BANK OF AMERICA CORP	VAR RT 07/22/2028 DD 07/22/22	230,000	230,000	230,150
*	BANK OF NEW YORK MELLON CORP/T	VAR RT 10/25/2028 DD 10/25/22	330,000	330,000	342,355
*	BANK OF NEW YORK MELLON CORP/T	VAR RT 02/01/2029 DD 01/31/23	465,000	465,000	461,964
	BANK OF NOVA SCOTIA/THE	4.750% 02/02/2026 DD 02/02/23	1,470,000	1,468,706	1,467,119
	BAT CAPITAL CORP	2.259% 03/25/2028 DD 09/25/20	880,000	880,000	788,137
	BBCMS MORTGAGE TRUST 20 C18 A5	VAR RT 12/15/2055 DD 12/01/22	515,000	530,440	541,862
	BERKSHIRE HATHAWAY ENERGY CO	3.700% 07/15/2030 DD 01/15/21	955,000	979,974	904,347
	BOSTON GAS CO 144A	3.001% 08/01/2029 DD 07/29/19	165,000	165,000	147,779
	BOSTON PROPERTIES LP	3.400% 06/21/2029 DD 06/21/19	415,000	414,232	372,288
	BP CAPITAL MARKETS AMERICA INC	4.812% 02/13/2033 DD 02/13/23	600,000	600,000	606,126
	BRISTOL-MYERS SQUIBB CO	5.750% 02/01/2031 DD 11/13/23	515,000	513,970	552,641
	CAMDEN PROPERTY TRUST	2.800% 05/15/2030 DD 04/20/20	200,000	199,858	178,786
	CANADIAN NATIONAL RAILWAY CO	3.850% 08/05/2032 DD 08/05/22	300,000	298,818	285,978
	CARRIER GLOBAL CORP	2.242% 02/15/2025 DD 08/15/20	425,000	425,000	411,902
	CDC MORTGAGE CAPITAL TR HE1 M1	VAR RT 08/25/2033 DD 03/28/03	323	321	336
	CDC MORTGAGE CAPITAL TR HE2 M1	VAR RT 10/25/2033 DD 05/29/03	322	321	319
	CHARLES SCHWAB CORP/THE	VAR RT 05/19/2029 DD 05/19/23	605,000	605,000	621,105
	CHARLES SCHWAB CORP/THE	VAR RT 11/17/2029 DD 11/17/23	520,000	520,000	545,808

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	CITIBANK CREDIT CARD ISS A6 A6	VAR RT 05/14/2029 DD 05/22/17	1,230,000	1,227,696	1,235,092
	CITIBANK NA	5.488% 12/04/2026 DD 12/04/23	480,000	480,000	488,870
	CITIGROUP INC	VAR RT 04/24/2025 DD 04/24/19	825,000	826,931	818,722
	CITIGROUP INC	VAR RT 09/29/2026 DD 09/29/22	1,125,000	1,125,000	1,133,471
	CITIGROUP INC	VAR RT 05/25/2034 DD 05/25/23	290,000	290,000	300,623
	CNH EQUIPMENT TRUST 2022- B A3	3.890% 08/16/2027 DD 08/23/22	250,000	249,962	245,725
	CNH EQUIPMENT TRUST 2023- A A2	5.340% 09/15/2026 DD 04/25/23	1,070,000	1,069,924	1,068,128
	COMCAST CORP	1.500% 02/15/2031 DD 08/25/20	1,130,000	1,126,192	927,346
	COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2054 DD 01/01/24	4,110,000	12,121	16,911
	COMMIT TO PUR FNMA SF MTG	5.500% 01/01/2054 DD 01/01/24	—	9,583	9,583
	CONSTELLATION ENERGY GENERATIO	5.600% 03/01/2028 DD 02/24/23	680,000	679,905	700,937
	CONSUMERS 2023 SECURITIZATION	5.550% 03/01/2028 DD 12/12/23	495,000	494,951	497,030
	CVS HEALTH CORP	4.300% 03/25/2028 DD 03/09/18	144,000	168,672	141,725
	CVS HEALTH CORP	4.780% 03/25/2038 DD 03/09/18	205,000	201,355	194,723
	CVS HEALTH CORP	3.750% 04/01/2030 DD 03/31/20	410,000	409,086	385,888
	CVS HEALTH CORP	5.000% 02/20/2026 DD 02/21/23	455,000	453,453	457,321
	DIAGEO CAPITAL PLC	5.300% 10/24/2027 DD 10/24/22	505,000	504,253	520,564
	DLLAA 2023-1 LLC 1A A3 144A	5.640% 02/22/2028 DD 08/02/23	205,000	204,988	208,317
	DLLST 2022-1 LLC 1A A3 144A	3.400% 01/21/2025 DD 05/04/22	648,457	648,362	644,002
	DTE ENERGY CO	STEP 10/01/2024 DD 07/01/2019	380,000	379,875	371,043
	DUKE ENERGY CORP	0.900% 09/15/2025 DD 09/11/20	960,000	959,530	895,718
	DUPONT DE NEMOURS INC	4.493% 11/15/2025 DD 11/28/18	695,000	793,224	690,003
	EDVESTINU PRIVATE EDU A A 144A	5.250% 11/25/2040 DD 09/29/22	433,346	422,623	425,762
	ELEVANCE HEALTH INC	2.375% 01/15/2025 DD 09/09/19	285,000	292,983	276,821
	EMERSON ELECTRIC CO	2.000% 12/21/2028 DD 12/21/21	580,000	578,718	519,344
	EQUINIX INC	1.550% 03/15/2028 DD 10/07/20	610,000	609,445	535,733
	EQUINIX INC	3.900% 04/15/2032 DD 04/05/22	485,000	482,449	451,142
	ERP OPERATING LP	3.000% 07/01/2029 DD 06/26/19	200,000	199,160	184,300
	EVERSOURCE ENERGY	5.950% 02/01/2029 DD 11/10/23	660,000	659,254	691,614
	EXELON CORP	3.950% 06/15/2025 DD 12/15/15	270,000	272,813	265,399
	FEDERAL HOME LN MTG CORP STRIP	0.000% 07/15/2031 DD 02/20/02	215,000	184,304	158,130
	FIRSTKEY HOMES 202 SFR2 A 144A	1.266% 10/19/2037 DD 10/20/20	1,684,814	1,687,381	1,561,974
	FLORIDA POWER & LIGHT CO	4.400% 05/15/2028 DD 05/18/23	1,105,000	1,104,271	1,107,696
	FNMA POOL #0BM5680	5.000% 03/01/2049 DD 03/01/19	38,216	40,773	38,158
	FNMA POOL #0CB1295	2.000% 08/01/2051 DD 07/01/21	(2,175,102)	1,764,212	1,766,024
	FNMA POOL #0FS0288	2.000% 01/01/2052 DD 01/01/22	2,082,283	1,538,612	1,715,926
	FNMA POOL #0FS2559	3.000% 12/01/2051 DD 07/01/22	5,949,138	5,034,458	5,309,368
	FORD CREDIT AUTO OWNER TR C A3	5.530% 09/15/2028 DD 11/21/23	425,000	424,909	433,938
	GE HEALTHCARE TECHNOLOGIES INC	5.600% 11/15/2025 DD 05/15/23	860,000	858,099	867,766
	GENERAL MILLS INC	5.500% 10/17/2028 DD 10/17/23	435,000	432,677	450,329
	GENERAL MOTORS FINANCIAL CO IN	5.000% 04/09/2027 DD 06/09/22	400,000	399,552	399,140
	GM FINANCIAL AUTOMOBILE L 3 A3	4.010% 09/22/2025 DD 08/17/22	596,837	596,782	593,232
	GM FINANCIAL REVOLVIN 2 A 144A	5.770% 08/11/2036 DD 11/15/23	285,000	284,950	297,261
	GNMA II POOL #0891616	VAR RT 06/20/2058 DD 07/01/08	31,483	32,101	31,513
	GOLDMAN SACHS GROUP INC/THE	VAR RT 09/10/2027 DD 06/10/21	1,700,000	1,700,000	1,541,849
	GOLDMAN SACHS GROUP INC/THE	VAR RT 10/21/2032 DD 10/21/21	345,000	339,527	287,961

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	GOLDMAN SACHS GROUP INC/THE	3.750% 02/25/2026 DD 02/25/16	450,000	442,300	439,794
	GREATAMERICA LEASING 1 A3 144A	5.080% 09/15/2026 DD 10/12/22	565,000	564,903	562,045
	GS MORTGAGE-BACKE PJ2 A24 144A	VAR RT 06/25/2052 DD 02/01/22	513,060	508,090	454,730
	GUARDIAN LIFE GLOBAL FUND 144A	0.875% 12/10/2025 DD 12/10/20	1,115,000	1,114,242	1,031,899
	GUARDIAN LIFE GLOBAL FUND 144A	5.737% 10/02/2028 DD 10/02/23	485,000	485,000	509,245
	HALEON US CAPITAL LLC	3.375% 03/24/2029 DD 09/24/22	645,000	639,003	610,434
	HONDA AUTO RECEIVABLES 20 2 A3	3.730% 07/20/2026 DD 08/24/22	210,000	209,987	206,766
	HSBC HOLDINGS PLC	4.950% 03/31/2030 DD 03/31/20	255,000	254,681	253,149
	HSBC HOLDINGS PLC	VAR RT 04/18/2026 DD 08/18/20	925,000	925,000	879,351
	HSBC HOLDINGS PLC	VAR RT 03/10/2026 DD 03/10/22	200,000	196,114	193,940
	HSBC HOLDINGS PLC	VAR RT 08/14/2027 DD 08/14/23	985,000	985,120	999,223
	HYUNDAI AUTO LEASE S C A3 144A	4.380% 10/15/2025 DD 09/21/22	560,000	559,751	556,237
	INTERCONTINENTAL EXCHANGE INC	2.100% 06/15/2030 DD 05/26/20	925,000	918,433	799,678
	JP MORGAN MORTGAGE T 3 A2 144A	VAR RT 08/25/2052 DD 03/01/22	335,062	319,513	286,271
	JPMORGAN CHASE & CO	VAR RT 05/13/2031 DD 05/13/20	225,000	225,000	198,036
	JPMORGAN CHASE & CO	VAR RT 04/22/2027 DD 04/22/21	815,000	815,000	752,335
	JPMORGAN CHASE & CO	VAR RT 09/22/2027 DD 09/22/21	1,200,000	1,200,000	1,087,404
	JPMORGAN CHASE & CO	VAR RT 07/25/2028 DD 07/25/22	1,630,000	1,630,000	1,631,679
	KEURIG DR PEPPER INC	4.417% 05/25/2025 DD 05/25/19	60,000	60,000	59,373
	KEYCORP	VAR RT 05/23/2025 DD 05/23/22	565,000	565,000	552,344
	KIMBERLY-CLARK CORP	3.100% 03/26/2030 DD 03/26/20	215,000	214,834	200,945
	KINDER MORGAN INC	4.300% 06/01/2025 DD 11/26/14	415,000	424,418	409,808
	LONG BEACH MORTGAGE LOAN 3 M1	VAR RT 07/25/2033 DD 06/05/03	12,032	12,032	11,852
	LOWE'S COS INC	4.500% 04/15/2030 DD 03/26/20	500,000	508,373	497,800
	LOWE'S COS INC	1.300% 04/15/2028 DD 10/22/20	275,000	274,825	241,841
	MASSMUTUAL GLOBAL FUNDING 144A	4.150% 08/26/2025 DD 08/26/22	540,000	539,444	534,487
	MCDONALD'S CORP	3.600% 07/01/2030 DD 03/27/20	130,000	151,982	123,499
	MERCEDES-BENZ FINANCE NOR 144A	0.750% 03/01/2024 DD 03/02/21	885,000	883,407	877,832
	METROPOLITAN LIFE GLOBAL 144A	5.000% 01/06/2026 DD 01/06/23	290,000	290,000	291,067
	MONDELEZ INTERNATIONAL INC	2.750% 04/13/2030 DD 04/13/20	186,000	189,326	168,217
	MONDELEZ INTERNATIONAL INC	2.625% 03/17/2027 DD 03/17/22	340,000	339,130	320,899
	MORGAN STANLEY	VAR RT 07/20/2027 DD 07/20/21	105,000	92,397	95,945
	MORGAN STANLEY	VAR RT 04/01/2031 DD 03/31/20	1,505,000	1,505,000	1,387,429
	MORGAN STANLEY	VAR RT 07/20/2029 DD 07/21/23	105,000	105,000	107,083
	MORGAN STANLEY ABS CAPI NC7 M1	VAR RT 06/25/2033 DD 07/30/03	323	322	322
	NATIONAL RURAL UTILITIES COOPE	1.875% 02/07/2025 DD 02/07/22	235,000	234,993	226,895
	NAVIENT PRIVATE ED BA A2A 144A	3.610% 12/15/2059 DD 05/24/18	140,525	147,552	136,918
	NAVIENT PRIVATE ED DA A2A 144A	4.000% 12/15/2059 DD 10/25/18	479,050	469,900	462,398
	NAVIENT PRIVATE EDU CA A2 144A	3.130% 02/15/2068 DD 05/16/19	247,425	254,616	237,568
	NAVIENT PRIVATE EDUC DA A 144A	1.690% 05/15/2069 DD 06/11/20	104,138	105,619	94,800
	NAVIENT PRIVATE EDUCA A A 144A	0.840% 05/15/2069 DD 01/28/21	67,613	67,603	59,589
	NAVIENT STUDENT LO 1A A1A 144A	1.310% 12/26/2069 DD 02/18/21	298,905	298,817	257,103
	NAVIENT STUDENT LO BA A1A 144A	6.480% 03/15/2072 DD 10/19/23	230,859	230,859	234,583
	NAVIENT STUDENT LO BA A2A 144A	3.390% 12/15/2059 DD 03/21/19	173,879	182,736	166,199
	NEW YORK LIFE GLOBAL FUND 144A	2.900% 01/17/2024 DD 01/17/17	1,570,000	1,568,618	1,568,273
	NISSAN AUTO LEASE TRUST B A2A	5.740% 08/15/2025 DD 06/28/23	298,772	298,770	299,008

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	NORTHWESTERN MUTUAL GLOBA 144A	0.800% 01/14/2026 DD 01/14/21	400,000	399,296	369,952
	NORTHWESTERN MUTUAL GLOBA 144A	4.350% 09/15/2027 DD 09/15/22	500,000	499,800	493,285
	OCCU AUTO RECEIVABL 1A A3 144A	6.230% 06/15/2028 DD 09/28/23	420,000	419,954	425,334
	OTIS WORLDWIDE CORP	2.056% 04/05/2025 DD 02/27/20	550,000	552,516	528,765
	PACIFIC GAS AND ELECTRIC CO	4.950% 06/08/2025 DD 06/08/22	390,000	389,540	387,481
	PACIFIC LIFE GLOBAL FUNDI 144A	1.200% 06/24/2025 DD 06/24/20	665,000	663,524	630,812
	PARKER-HANNIFIN CORP	2.700% 06/14/2024 DD 06/14/19	300,000	299,862	296,055
	PARKER-HANNIFIN CORP	4.250% 09/15/2027 DD 06/15/22	325,000	324,311	322,394
	PFIZER INVESTMENT ENTERPRISES	4.750% 05/19/2033 DD 05/19/23	1,115,000	1,113,328	1,117,732
	PHILIP MORRIS INTERNATIONAL IN	4.875% 02/15/2028 DD 02/15/23	630,000	633,207	637,321
	PHILLIPS 66	1.300% 02/15/2026 DD 11/18/20	330,000	329,868	306,649
	PROGRESS RESIDENTI SFR3 A 144A	2.271% 09/17/2036 DD 08/22/19	423,645	426,557	412,278
	PUBLIC SERVICE ENTERPRISE GROU	1.600% 08/15/2030 DD 08/14/20	620,000	618,859	508,735
	RATE MORTGAGE TRUST J1 A7 144A	VAR RT 01/25/2052 DD 01/01/22	568,451	568,327	484,963
	RCKT MORTGAGE TRUST 2 A2 144A	VAR RT 02/25/2052 DD 02/01/22	379,101	358,547	310,272
	RECKITT BENCKISER TREASUR 144A	2.750% 06/26/2024 DD 06/26/17	695,000	694,249	685,075
	REPUBLIC SERVICES INC	1.450% 02/15/2031 DD 08/20/20	915,000	910,581	743,538
	RESOLUTION FDG CORP PRIN STRIP	0.000% 04/15/2030 DD 04/15/90	925,000	813,433	705,516
	RESOLUTION FDG CORP STRIP	0.000% 01/15/2030 DD 01/15/90	660,000	579,821	508,405
	ROPER TECHNOLOGIES INC	1.000% 09/15/2025 DD 09/01/20	345,000	344,545	322,520
	S&P GLOBAL INC	2.450% 03/01/2027 DD 03/01/23	795,000	790,850	750,249
	SANTANDER RETAIL AUT B A3 144A	3.280% 11/20/2025 DD 04/20/22	750,000	749,975	740,700
	SFS AUTO RECEIVABL 1A A2A 144A	5.890% 03/22/2027 DD 06/30/23	370,238	370,209	370,864
	SFS AUTO RECEIVABLE 1A A3 144A	5.470% 10/20/2028 DD 06/30/23	600,000	599,939	606,252
	SIEMENS FINANCIERINGSMAAT 144A	1.200% 03/11/2026 DD 03/11/21	435,000	434,556	404,563
	SMB PRIVATE EDUCATI A A2B 144A	1.590% 01/15/2053 DD 02/09/21	252,824	233,774	224,237
	SOUTHERN CO/THE	1.750% 03/15/2028 DD 02/26/21	355,000	349,287	315,939
	SOUTHWESTERN ELECTRIC POWER CO	1.650% 03/15/2026 DD 03/10/21	290,000	289,971	270,118
	TEXAS ELECTRIC MARKET STA 144A	4.265% 08/01/2036 DD 06/15/22	700,881	700,872	677,640
	T-MOBILE USA INC	2.400% 03/15/2029 DD 12/06/21	445,000	444,706	399,748
	T-MOBILE USA INC	3.875% 04/15/2030 DD 04/15/21	540,000	474,098	512,514
	T-MOBILE USA INC	2.550% 02/15/2031 DD 02/15/21	425,000	354,006	366,490
	TORONTO-DOMINION BANK/THE	2.800% 03/10/2027 DD 03/10/22	830,000	828,348	784,159
	TOYOTA AUTO LOAN EXT 1A A 144A	3.820% 04/25/2035 DD 05/18/22	1,070,000	1,014,012	1,039,687
	TOYOTA AUTO LOAN EXT 1A A 144A	2.560% 11/25/2031 DD 06/19/19	335,000	325,680	330,782
	TOYOTA AUTO LOAN EXT 1A A 144A	1.350% 05/25/2033 DD 06/08/20	1,020,000	933,372	968,204
	TOYOTA AUTO LOAN EXT 1A A 144A	4.930% 06/25/2036 DD 07/25/23	1,275,000	1,274,669	1,287,419
	TOYOTA AUTO LOAN EXT 1A A 144A	1.070% 02/27/2034 DD 03/08/21	1,970,000	1,768,370	1,815,434
	TOYOTA AUTO RECEIVABLES 2 D A3	5.540% 08/15/2028 DD 11/14/23	460,000	459,950	469,126
	TRANSCANADA PIPELINES LTD	4.625% 03/01/2034 DD 02/28/14	165,000	164,254	156,458
	TRUIST FINANCIAL CORP	VAR RT 06/06/2028 DD 06/06/22	660,000	660,000	635,969
	TRUIST FINANCIAL CORP	VAR RT 07/28/2026 DD 07/28/22	650,000	650,000	636,630
	TSMC ARIZONA CORP	1.750% 10/25/2026 DD 10/25/21	640,000	639,846	589,235
	TSMC GLOBAL LTD 144A	1.375% 09/28/2030 DD 09/28/20	1,065,000	1,055,234	865,142
	U S TREASURY NOTE	1.375% 10/31/2028 DD 10/31/21	3,015,000	2,794,398	2,686,305
	U S TREASURY NOTE	2.750% 04/30/2027 DD 04/30/22	12,830,000	12,477,823	12,348,875

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	U S TREASURY NOTE	3.000% 07/15/2025 DD 07/15/22	26,865,000	26,594,926	26,282,567
	U S TREASURY NOTE	2.625% 07/31/2029 DD 07/31/22	17,780,000	17,352,718	16,669,461
	U S TREASURY NOTE	4.250% 10/15/2025 DD 10/15/22	10,325,000	10,286,790	10,307,654
	U S TREASURY NOTE	1.250% 08/31/2024 DD 08/31/19	6,065,000	5,848,461	5,916,468
	U S TREASURY NOTE	0.500% 04/30/2027 DD 04/30/20	8,535,000	7,536,805	7,623,462
	U S TREASURY NOTE	0.375% 09/15/2024 DD 09/15/21	3,980,000	3,800,900	3,854,391
	UNION PACIFIC CORP	2.891% 04/06/2036 DD 04/06/21	400,000	402,416	338,584
	UNITEDHEALTH GROUP INC	4.250% 01/15/2029 DD 03/28/23	865,000	863,374	864,490
	US 10YR NOTE FUTURE (CBT)	EXP MAR 24	67	—	232,438
	US 10YR ULTRA FUTURE (CBT)	EXP MAR 24	(92)	—	(462,887)
	US 2YR NOTE FUTURE (CBT)	EXP MAR 24	76	—	71,810
	US 5YR NOTE FUTURE (CBT)	EXP MAR 24	462	—	1,040,941
	US BANCORP	VAR RT 10/21/2026 DD 10/21/22	560,000	560,000	563,640
	US BANCORP	VAR RT 02/01/2029 DD 02/01/23	1,330,000	1,330,000	1,310,170
	US LONG BOND FUTURE (CBT)	EXP MAR 24	(25)	—	(226,244)
	VERIDIAN AUTO RECEI 1A A3 144A	5.560% 03/15/2028 DD 05/30/23	850,000	849,846	849,473
	VERIZON COMMUNICATIONS INC	4.500% 08/10/2033 DD 08/10/17	530,000	528,505	517,810
	VERIZON COMMUNICATIONS INC	1.750% 01/20/2031 DD 11/20/20	755,000	751,565	620,119
	VERIZON COMMUNICATIONS INC	1.680% 10/30/2030 DD 04/30/21	305,000	275,067	251,686
	VERIZON MASTER TRUST 1 A	4.490% 01/22/2029 DD 01/26/23	1,080,000	1,079,771	1,074,492
	VERIZON MASTER TRUST 7 A1A	5.670% 11/20/2029 DD 11/20/23	905,000	904,888	932,331
	VOLKSWAGEN AUTO LEASE TRU A A3	3.440% 07/21/2025 DD 06/14/22	305,000	304,976	302,642
	VZMT 2023-6 A 144A	5.350% 09/22/2031 DD 09/20/23	1,670,000	1,669,856	1,725,995
	WARNERMEDIA HOLDINGS INC	4.279% 03/15/2032 DD 03/15/23	155,000	154,078	142,045
	WEC ENERGY GROUP INC	0.800% 03/15/2024 DD 03/19/21	630,000	629,742	623,568
	WELLS FARGO & CO	VAR RT 06/17/2027 DD 06/17/19	790,000	790,000	755,185
	WELLS FARGO & CO	VAR RT 10/30/2025 DD 10/31/19	760,000	760,000	739,374
	WELLS FARGO & CO	VAR RT 04/04/2031 DD 03/30/20	540,000	540,000	522,407
	WELLS FARGO & CO	VAR RT 04/30/2026 DD 04/30/20	245,000	245,000	234,825
	AMEREN CORP	5.700% 12/01/2026 DD 11/20/23	335,000	334,568	342,966
	AMEREN CORP	5.000% 01/15/2029 DD 12/21/23	270,000	269,390	271,350
	AMERICAN EXPRESS CO	VAR RT 07/27/2029 DD 07/28/23	50,000	49,449	51,089
	AMERICAN EXPRESS CO	VAR RT 10/30/2026 DD 10/30/23	600,000	600,000	611,922
	AMERICAN HONDA FINANCE CORP	5.125% 07/07/2028 DD 07/07/23	425,000	424,813	436,943
	AMERICAN HONDA FINANCE CORP	5.650% 11/15/2028 DD 11/15/23	400,000	399,932	419,032
	APPALACHIAN POWER CO	3.400% 06/01/2025 DD 05/18/15	1,000,000	968,870	977,020
	AVNET INC	6.250% 03/15/2028 DD 03/09/23	275,000	274,238	285,318
	BANK OF AMERICA AUT 1A A3 144A	5.530% 02/15/2028 DD 07/31/23	130,000	129,995	131,537
	BANK OF AMERICA CORP	VAR RT 06/14/2029 DD 06/14/21	285,000	243,296	251,416
	BANK OF AMERICA CORP	VAR RT 07/22/2027 DD 04/22/21	840,000	747,491	769,894
	BANK OF AMERICA CORP	VAR RT 06/19/2026 DD 06/19/20	575,000	507,990	541,288
	BANK OF AMERICA CORP	VAR RT 03/11/2027 DD 03/11/21	995,000	885,123	920,743
	BANK OF MONTREAL	5.717% 09/25/2028 DD 09/25/23	590,000	597,299	611,889
*	BANK OF NEW YORK MELLON CORP/T	VAR RT 10/25/2029 DD 10/25/23	235,000	235,000	249,857
	BARCLAYS PLC	VAR RT 08/09/2028 DD 08/09/22	65,000	65,192	65,319
	BARCLAYS PLC	VAR RT 05/09/2027 DD 05/09/23	425,000	425,799	428,923

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	BAYER US FINANCE II LLC 144A	4.375% 12/15/2028 DD 06/25/18	200,000	183,902	190,260
	BAYER US FINANCE LLC 144A	6.125% 11/21/2026 DD 11/21/23	700,000	699,643	712,082
	BAYER US FINANCE LLC 144A	6.375% 11/21/2030 DD 11/21/23	170,000	169,805	174,813
	BMW VEHICLE LEASE TRUST 2 1 A2	5.270% 02/25/2025 DD 02/15/23	31,150	31,148	31,131
	BMW VEHICLE LEASE TRUST 2 1 A3	5.160% 11/25/2025 DD 02/15/23	75,000	74,998	74,906
	BMW VEHICLE LEASE TRUST 2 2 A3	5.990% 09/25/2026 DD 10/11/23	100,000	99,998	101,447
	BOEING CO/THE	4.875% 05/01/2025 DD 05/04/20	500,000	502,840	497,540
	BOEING CO/THE	2.196% 02/04/2026 DD 02/04/21	240,000	236,083	226,850
	CAPITAL ONE FINANCIAL CORP	VAR RT 02/01/2029 DD 02/01/23	725,000	725,000	723,195
	CARRIER GLOBAL CORP 144A	5.800% 11/30/2025 DD 11/30/23	265,000	264,910	268,538
	CENTENE CORP	2.450% 07/15/2028 DD 07/01/21	390,000	332,932	348,017
	CHARLES SCHWAB CORP/THE	VAR RT 11/17/2029 DD 11/17/23	295,000	295,000	309,641
	CITIBANK NA	5.803% 09/29/2028 DD 09/29/23	200,000	207,602	209,082
	CITIGROUP INC	4.125% 07/25/2028 DD 07/25/16	310,000	277,472	297,848
	CMS ENERGY CORP	3.600% 11/15/2025 DD 11/09/15	410,000	394,022	398,085
	CNH EQUIPMENT TRUST 2023- A A3	4.810% 08/15/2028 DD 04/25/23	430,000	429,928	429,484
	COMMONSPIRIT HEALTH	2.782% 10/01/2030 DD 10/28/20	265,000	217,915	229,893
	DEUTSCHE BANK AG/NEW YORK NY	VAR RT 11/24/2026 DD 11/24/20	580,000	519,593	543,773
	DNB BANK ASA 144A	VAR RT 03/28/2025 DD 03/30/22	720,000	720,000	715,363
	DTE ELECTRIC SECURITIZATION FU	5.970% 03/01/2033 DD 11/01/23	1,000,000	999,649	1,050,350
	DUKE ENERGY CAROLINAS NC STORM	1.679% 07/01/2033 DD 11/24/21	195,965	168,695	173,508
	DUKE ENERGY CORP	2.650% 09/01/2026 DD 08/12/16	200,000	182,964	189,902
	DUKE ENERGY FLORIDA PROJECT FI	2.538% 09/01/2031 DD 06/22/16	622,450	624,722	582,844
	EAST OHIO GAS CO/THE 144A	1.300% 06/15/2025 DD 06/16/20	360,000	359,636	340,348
	ENBRIDGE INC	5.900% 11/15/2026 DD 11/09/23	225,000	224,948	231,109
	ENERGY TRANSFER LP	5.950% 12/01/2025 DD 11/17/15	265,000	302,312	267,812
	ENTERGY CORP	0.900% 09/15/2025 DD 08/26/20	300,000	298,818	278,919
	EVERSOURCE ENERGY	5.950% 02/01/2029 DD 11/10/23	415,000	414,531	434,879
	FEDERAL FARM CR BK CONS BD	4.500% 08/14/2026 DD 08/14/23	1,610,000	1,606,297	1,623,959
	FEDERAL HOME LN MTG CORP	0.375% 09/23/2025 DD 09/25/20	1,195,000	1,191,403	1,115,556
	FHLMC POOL #ZS-2253	5.500% 08/01/2038 DD 09/01/18	35,835	42,510	36,934
	FORD CREDIT AUTO LEASE T A A2A	5.190% 06/15/2025 DD 01/23/23	168,771	168,755	168,580
	FORD CREDIT AUTO LEASE TR A A3	4.940% 03/15/2026 DD 01/23/23	660,000	659,992	657,934
	FORD CREDIT AUTO LEASE TR B A3	5.910% 10/15/2026 DD 09/19/23	325,000	324,951	328,751
	FORD CREDIT AUTO OWNE 2 A 144A	5.280% 02/15/2036 DD 08/08/23	630,000	629,793	643,986
	GENERAL ELECTRIC CO	3.375% 03/11/2024 DD 03/11/14	500,000	521,150	496,740
	GENERAL ELECTRIC CO	VAR RT 05/05/2026 DD 05/05/06	260,000	255,986	258,268
	GENERAL MOTORS FINANCIAL CO IN	3.950% 04/13/2024 DD 04/13/17	235,000	240,461	233,578
	GLOBAL PAYMENTS INC	3.200% 08/15/2029 DD 08/14/19	498,000	449,619	451,815
	GM FINANCIAL AUTOMOBILE L 3 A3	5.380% 11/20/2026 DD 08/16/23	75,000	74,991	75,512
	GM FINANCIAL CONSUMER AUT 2 A3	4.470% 02/16/2028 DD 04/12/23	325,000	324,991	322,953
	GM FINANCIAL CONSUMER AUT 4 A3	5.780% 08/16/2028 DD 10/11/23	170,000	169,965	174,359
	GOLDMAN SACHS GROUP INC/THE	VAR RT 01/24/2025 DD 01/24/22	215,000	203,562	214,252
	HONDA AUTO RECEIVABLES 20 3 A3	5.410% 02/18/2028 DD 08/22/23	280,000	279,942	283,702
	HSBC HOLDINGS PLC	VAR RT 09/12/2026 DD 09/12/18	175,000	196,912	171,334
	HSBC HOLDINGS PLC	VAR RT 08/17/2029 DD 08/17/21	75,000	57,026	65,530

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	HSBC HOLDINGS PLC	VAR RT 03/09/2029 DD 03/09/23	520,000	520,000	537,196
	HUNTINGTON NATIONAL BANK/THE	VAR RT 05/16/2025 DD 05/17/22	90,000	86,607	88,667
	ITC HOLDINGS CORP	3.650% 06/15/2024 DD 06/04/14	265,000	277,842	261,892
	JOHN DEERE OWNER TRUST 20 C A3	5.480% 05/15/2028 DD 09/19/23	265,000	264,982	269,190
	JPMORGAN CHASE & CO	VAR RT 06/23/2025 DD 06/23/21	595,000	595,184	581,119
	JPMORGAN CHASE & CO	VAR RT 08/09/2025 DD 08/10/21	400,000	400,000	387,900
	JPMORGAN CHASE & CO	VAR RT 04/22/2027 DD 04/22/21	350,000	313,170	323,089
	JPMORGAN CHASE & CO	VAR RT 11/19/2026 DD 11/19/20	994,000	856,102	920,842
	KANSAS GAS SERVICE SECURITIZAT	5.486% 08/01/2034 DD 11/18/22	539,548	539,437	552,157
	KENVUE INC	5.050% 03/22/2028 DD 09/22/23	1,610,000	1,607,537	1,650,797
	KUBOTA CREDIT OWNER 2A A3 144A	5.280% 01/18/2028 DD 07/26/23	195,000	194,951	197,252
	LSEGA FINANCING PLC 144A	1.375% 04/06/2026 DD 04/06/21	615,000	614,379	567,338
	MASSACHUSETTS ST SPL OBLG REVE	4.110% 07/15/2031 DD 08/30/22	173,278	167,214	171,871
	MCKESSON CORP	4.900% 07/15/2028 DD 06/15/23	230,000	229,526	234,193
	MERCEDES-BENZ AUTO RECEIV 1 A2	5.090% 01/15/2026 DD 01/25/23	99,035	99,032	98,870
	METROPOLITAN EDISON CO 144A	5.200% 04/01/2028 DD 03/30/23	600,000	599,166	604,860
	MIZUHO FINANCIAL GROUP INC	VAR RT 07/06/2029 DD 07/06/23	740,000	741,624	761,793
	MORGAN STANLEY	VAR RT 10/21/2025 DD 10/19/21	1,085,000	1,038,899	1,044,302
	MORGAN STANLEY	VAR RT 12/10/2026 DD 12/10/20	265,000	227,195	243,880
	MORGAN STANLEY	VAR RT 05/04/2027 DD 04/22/21	695,000	628,314	640,637
	NASDAQ INC	5.350% 06/28/2028 DD 06/28/23	340,000	339,323	349,996
	NATIONAL BANK OF CANADA	VAR RT 06/09/2025 DD 06/09/22	670,000	669,491	664,044
	NATIONAL BANK OF CANADA	5.600% 12/18/2028 DD 12/18/23	255,000	254,791	261,719
	NATIONAL SECURITIES CLEAR 144A	5.000% 05/30/2028 DD 05/30/23	385,000	383,957	392,573
	NEXTERA ENERGY CAPITAL HOLDING	6.051% 03/01/2025 DD 03/01/23	1,060,000	1,062,650	1,069,572
	NISSAN AUTO LEASE TRUST 2 A A3	4.910% 01/15/2026 DD 01/25/23	330,000	329,977	328,772
	NISSAN AUTO LEASE TRUST A A2A	5.100% 03/17/2025 DD 01/25/23	141,606	141,596	141,329
	NORDSON CORP	5.600% 09/15/2028 DD 09/13/23	505,000	504,889	524,872
	NUCOR CORP	4.300% 05/23/2027 DD 05/23/22	870,000	838,054	861,987
	OKLAHOMA DEVELOPMENT FI ONG A1	3.877% 05/01/2037 DD 08/25/22	674,785	674,785	652,429
	ONE GAS INC	5.100% 04/01/2029 DD 12/13/23	615,000	627,091	627,792
	PG&E ENERGY RECOVERY FUNDING L	1.460% 07/15/2033 DD 11/12/21	161,635	143,933	143,401
	PG&E RECOVERY FUNDING LLC	5.045% 07/15/2034 DD 11/30/22	218,019	214,786	218,270
	PG&E WILDFIRE RECOVERY FUNDING	3.594% 06/01/2032 DD 05/10/22	2,140,526	2,100,353	2,061,883
	PG&E WILDFIRE RECOVERY FUNDING	4.022% 06/01/2033 DD 07/20/22	422,428	429,292	409,573
	PHILIP MORRIS INTERNATIONAL IN	4.875% 02/13/2026 DD 02/15/23	425,000	423,517	426,624
	PINNACLE WEST CAPITAL CORP	1.300% 06/15/2025 DD 06/17/20	355,000	336,115	334,424
	PRIVATE EXPORT FUNDING CORP	3.900% 10/15/2027 DD 05/03/23	275,000	274,560	272,140
	PRIVATE EXPORT FUNDING CORP	1.400% 07/15/2028 DD 06/28/21	645,000	565,381	576,050
	PROTECTIVE LIFE GLOBAL FU 144A	5.209% 04/14/2026 DD 04/14/23	290,000	290,000	289,684
	RENESAS ELECTRONICS CORP 144A	1.543% 11/26/2024 DD 11/26/21	635,000	635,000	611,099
	ROCHE HOLDINGS INC 144A	5.489% 11/13/2030 DD 11/13/23	595,000	595,000	629,153
	RTX CORP	5.750% 11/08/2026 DD 11/08/23	630,000	629,433	647,092
	SANTANDER UK GROUP HOLDINGS PL	VAR RT 01/11/2028 DD 01/11/22	370,000	312,702	337,322
	SOUTHERN CALIFORNIA EDISON CO	4.900% 06/01/2026 DD 05/22/23	395,000	394,566	396,722
	SPIRIT REALTY LP	2.100% 03/15/2028 DD 03/03/21	303,000	268,673	269,291

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	SYNCHRONY BANK	5.400% 08/22/2025 DD 08/23/22	115,000	109,182	113,288
	TOYOTA AUTO RECEIVABLES 2 C A3	5.160% 04/17/2028 DD 08/15/23	95,000	94,979	95,693
	TOYOTA LEASE OWNER T B A3 144A	5.660% 11/20/2026 DD 09/19/23	235,000	234,958	238,466
	TOYOTA MOTOR CREDIT CORP	5.400% 11/20/2026 DD 11/20/23	725,000	724,348	742,407
	TOYOTA MOTOR CREDIT CORP	5.550% 11/20/2030 DD 11/20/23	385,000	396,789	406,229
	TRANSCONTINENTAL GAS PIPE LINE	7.850% 02/01/2026 DD 08/01/16	600,000	656,832	628,542
	TRUIST FINANCIAL CORP	VAR RT 06/07/2029 DD 06/07/21	230,000	193,230	198,948
	TRUIST FINANCIAL CORP	VAR RT 01/26/2029 DD 01/26/23	310,000	286,849	305,719
	U S TREASURY NOTE	0.375% 04/30/2025 DD 04/30/20	(1,505,000)	3,296,519	3,319,760
	U S TREASURY NOTE	0.250% 07/31/2025 DD 07/31/20	7,135,000	6,933,140	6,682,926
	U S TREASURY NOTE	0.250% 08/31/2025 DD 08/31/20	1,225,000	1,207,442	1,143,893
	U S TREASURY NOTE	0.375% 01/31/2026 DD 01/31/21	855,000	768,799	790,106
	U S TREASURY NOTE	0.250% 10/31/2025 DD 10/31/20	1,160,000	1,059,044	1,077,756
	U S TREASURY NOTE	1.125% 08/31/2028 DD 08/31/21	385,000	333,596	340,275
	U S TREASURY NOTE	1.875% 02/28/2027 DD 02/28/22	5,325,000	4,953,376	4,994,690
	U S TREASURY NOTE	2.750% 07/31/2027 DD 07/31/22	3,600,000	3,482,987	3,457,980
	U S TREASURY NOTE	4.000% 12/15/2025 DD 12/15/22	7,655,000	7,516,323	7,615,806
	U S TREASURY NOTE	1.625% 10/31/2026 DD 10/31/19	1,055,000	968,801	988,197
	U S TREASURY NOTE	0.250% 06/30/2025 DD 06/30/20	1,195,000	1,096,534	1,122,559
	U S TREASURY NOTE	0.500% 10/31/2027 DD 10/31/20	2,095,000	1,787,278	1,843,202
	U S TREASURY NOTE	0.750% 04/30/2026 DD 04/30/21	1,335,000	1,215,496	1,235,502
	U S TREASURY NOTE	1.250% 05/31/2028 DD 05/31/21	415,000	364,033	371,085
	U S TREASURY NOTE	0.750% 05/31/2026 DD 05/31/21	5,485,000	4,931,695	5,065,068
	U S TREASURY NOTE	1.250% 06/30/2028 DD 06/30/21	865,000	735,554	772,151
	U S TREASURY NOTE	0.750% 08/31/2026 DD 08/31/21	8,045,000	7,307,845	7,379,115
	U S TREASURY NOTE	2.625% 05/31/2027 DD 05/31/22	6,290,000	6,029,629	6,024,122
	U S TREASURY NOTE	3.125% 08/31/2027 DD 08/31/22	3,605,000	3,444,132	3,506,007
	U S TREASURY NOTE	4.125% 09/30/2027 DD 09/30/22	1,175,000	1,157,877	1,183,260
	U S TREASURY NOTE	3.500% 01/31/2028 DD 01/31/23	455,000	434,116	448,175
	U S TREASURY NOTE	4.000% 02/29/2028 DD 02/28/23	3,315,000	3,243,002	3,328,592
	U S TREASURY NOTE	4.625% 03/15/2026 DD 03/15/23	4,080,000	4,093,743	4,116,516
	U S TREASURY NOTE	3.625% 03/31/2028 DD 03/31/23	2,050,000	2,005,053	2,029,336
	U S TREASURY NOTE	3.750% 04/15/2026 DD 04/15/23	990,000	967,106	981,110
	U S TREASURY NOTE	3.500% 04/30/2028 DD 04/30/23	1,295,000	1,238,288	1,275,523
	U S TREASURY NOTE	4.250% 05/31/2025 DD 05/31/23	1,145,000	1,138,272	1,140,935
	U S TREASURY NOTE	4.125% 06/15/2026 DD 06/15/23	945,000	930,714	945,113
	U S TREASURY NOTE	4.625% 06/30/2025 DD 06/30/23	1,125,000	1,118,760	1,127,858
	U S TREASURY NOTE	4.500% 07/15/2026 DD 07/15/23	810,000	805,285	817,817
	U S TREASURY NOTE	4.375% 08/15/2026 DD 08/15/23	1,805,000	1,779,271	1,817,834
	U S TREASURY NOTE	4.625% 09/30/2028 DD 09/30/23	5,985,000	1,808,637	1,818,070
	U S TREASURY NOTE	5.000% 09/30/2025 DD 09/30/23	7,840,000	7,850,605	7,921,458
	U S TREASURY NOTE	4.625% 10/15/2026 DD 10/15/23	1,165,000	1,169,551	1,182,836
	U S TREASURY NOTE	4.625% 11/15/2026 DD 11/15/23	2,260,000	—	(7,035)
	U S TREASURY NOTE	4.875% 11/30/2025 DD 11/30/23	1,695,000	1,704,265	1,712,950
	U S TREASURY NOTE	4.375% 11/30/2030 DD 11/30/23	565,000	580,153	581,860
	U S TREASURY NOTE	4.375% 11/30/2028 DD 11/30/23	3,413,000	3,451,358	3,495,936

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	U S TREASURY NOTE	4.375% 12/15/2026 DD 12/15/23	1,075,000	1,084,484	1,085,997
	UBS GROUP AG 144A	VAR RT 02/02/2027 DD 02/02/21	540,000	480,335	494,224
	UBS GROUP AG 144A	VAR RT 08/13/2030 DD 08/13/19	330,000	292,710	294,829
	USAA AUTO OWNER TRUS A A3 144A	5.580% 05/15/2028 DD 09/15/23	300,000	299,948	303,714
	UTAH ACQUISITION SUB INC	3.950% 06/15/2026 DD 12/15/16	490,000	460,090	473,678
	VERALTO CORP 144A	5.500% 09/18/2026 DD 09/18/23	310,000	309,950	314,083
	VERALTO CORP 144A	5.350% 09/18/2028 DD 09/18/23	520,000	519,662	531,523
	VERIZON COMMUNICATIONS INC	4.016% 12/03/2029 DD 06/03/19	320,000	298,326	309,770
	VICI PROPERTIES LP / VICI 144A	3.500% 02/15/2025 DD 02/05/20	145,000	137,531	141,292
	VMWARE LLC	1.400% 08/15/2026 DD 08/02/21	35,000	31,660	32,030
	VOLKSWAGEN AUTO LOAN ENHA 1 A3	5.020% 06/20/2028 DD 06/13/23	260,000	259,936	261,453
	WELLS FARGO & CO	VAR RT 07/25/2029 DD 07/25/23	965,000	936,933	986,327
	WELLS FARGO BANK NA	5.254% 12/11/2026 DD 12/11/23	405,000	405,000	410,131
	INTEREST BEARING CASH	TEMPORARY INVESTMENTS		4,988,287	4,988,287
	TOTAL UNDERLYING ASSETS			$354,479,708	$352,044,799

	TRANSAMERICA MDA01078TR - 67.2% of MARKET VALUE				$236,650,598
*	TRANSAMERICA MDA01078TR - ADJ MARKET TO CONTRACT VALUE				15,161,585
	TRANSAMERICA MDA01078TR - CONTRACT VALUE				$251,812,183

	PRUDENTIAL GA-62233 - 32.8% of MARKET VALUE				$115,394,201
*	IGT INVESCO SHORT-TERM BOND FUND				129,726,971
	FAIR VALUE PRUDENTIAL GA-62233				245,121,172
*	PRUDENTIAL GA-62233 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				16,279,900
	PRUDENTIAL GA-62233 - CONTRACT VALUE				$261,401,072

*	Represents a party-in-interest to the Plan

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2023

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ALLY AUTO RECEIVABLES TRU 1 A4	5.270% 11/15/2028 DD 07/19/23	180,000	$179,416	$183,090
	ALTRIA GROUP INC	6.200% 11/01/2028 DD 11/01/23	410,000	409,184	430,385
	AMEREN CORP	5.700% 12/01/2026 DD 11/20/23	285,000	284,632	291,777
	AMERICAN ELECTRIC POWER CO INC	5.200% 01/15/2029 DD 12/08/23	370,000	369,412	375,076
	AMERICAN EXPRESS CO	VAR RT 10/30/2026 DD 10/30/23	435,000	435,000	443,643
	AMERICAN EXPRESS CREDIT AC 1 A	4.870% 05/15/2028 DD 06/14/23	250,000	246,035	251,910
	AMERICAN HONDA FINANCE CORP	1.200% 07/08/2025 DD 07/08/20	490,000	489,882	464,407
	AMERICAN HONDA FINANCE CORP	5.650% 11/15/2028 DD 11/15/23	295,000	294,950	309,036
	AMERICREDIT AUTOMOBILE RE 2 A3	4.380% 04/18/2028 DD 06/22/22	255,000	250,129	252,524
	ANALOG DEVICES INC	2.950% 04/01/2025 DD 04/08/20	615,000	655,602	601,839
	APPLE INC	0.700% 02/08/2026 DD 02/08/21	380,000	379,145	352,066
	ATHENE GLOBAL FUNDING 144A	1.000% 04/16/2024 DD 04/16/21	440,000	439,380	433,083
	BA CREDIT CARD TRUST A2 A2	5.000% 04/15/2028 DD 11/23/22	160,000	159,974	160,973
	BA CREDIT CARD TRUST A2 A2	4.980% 11/15/2028 DD 12/14/23	740,000	739,901	748,932
	BANCO SANTANDER SA	3.892% 05/24/2024 DD 05/24/22	400,000	400,000	397,180
	BANCO SANTANDER SA	6.607% 11/07/2028 DD 11/07/23	400,000	400,000	426,328
	BANK OF AMERICA CORP	VAR RT 10/24/2026 DD 10/21/20	550,000	546,282	510,730
	BANK OF AMERICA CORP	VAR RT 04/22/2025 DD 04/22/21	430,000	430,000	423,124
	BANK OF MONTREAL	1.850% 05/01/2025 DD 04/27/20	330,000	329,749	316,424
	BANK OF MONTREAL	1.250% 09/15/2026 DD 09/15/21	595,000	593,994	542,277
*	BANK OF NEW YORK MELLON CORP/T	VAR RT 07/24/2026 DD 07/26/22	305,000	305,000	301,819
	BANK OF NOVA SCOTIA/THE	1.300% 06/11/2025 DD 06/11/20	420,000	419,068	398,047
	BANK OF NOVA SCOTIA/THE	5.350% 12/07/2026 DD 12/07/23	255,000	254,903	259,409
	BARCLAYS PLC	VAR RT 08/09/2026 DD 08/09/22	385,000	385,000	383,491
	BMW US CAPITAL LLC 144A	3.450% 04/01/2027 DD 04/01/22	490,000	489,486	471,723
	BPCE SA 144A	1.625% 01/14/2025 DD 01/14/22	260,000	259,204	250,448
	BROOKLYN UNION GAS CO/THE 144A	4.632% 08/05/2027 DD 08/05/22	300,000	300,000	292,692
	BX TRUST 2021-ARIA ARIA A 144A	VAR RT 10/15/2036 DD 10/28/21	160,000	159,400	156,384
	BXHPP TRUST 2021-F FILM A 144A	VAR RT 08/15/2036 DD 08/26/21	105,000	105,000	99,068
	CANADIAN IMPERIAL BANK OF COMM	2.250% 01/28/2025 DD 01/28/20	440,000	439,960	426,219
	CANADIAN IMPERIAL BANK OF COMM	1.250% 06/22/2026 DD 06/22/21	630,000	629,118	577,502
	CANADIAN IMPERIAL BANK OF COMM	3.300% 04/07/2025 DD 04/07/22	455,000	454,754	444,458
	CAPITAL ONE FINANCIAL CORP	VAR RT 07/24/2026 DD 07/27/22	490,000	490,000	484,424
	CAPITAL ONE FINANCIAL CORP	VAR RT 10/29/2027 DD 11/01/23	255,000	255,000	264,843
	CAPITAL ONE MULTI-ASSET A3 A3	2.060% 08/15/2028 DD 09/05/19	400,000	364,609	374,904
	CARMAX AUTO OWNER TRUST 2 1 A3	0.340% 12/15/2025 DD 01/27/21	40,604	38,980	39,858
	CARMAX AUTO OWNER TRUST 2 1 A3	1.470% 12/15/2026 DD 01/26/22	449,320	449,246	435,166
	CARMAX AUTO OWNER TRUST 2 1 A4	0.530% 10/15/2026 DD 01/27/21	560,000	557,719	532,902
	CARMAX AUTO OWNER TRUST 2 2 A4	5.010% 11/15/2028 DD 04/26/23	560,000	557,985	563,567
	CARMAX AUTO OWNER TRUST 2 3 A3	5.280% 05/15/2028 DD 07/26/23	200,000	197,617	202,186
	CARMAX AUTO OWNER TRUST 2 3 A4	0.770% 03/16/2026 DD 07/22/20	319,799	319,688	314,746
	CARMAX AUTO OWNER TRUST 2 3 A4	0.740% 01/15/2027 DD 07/28/21	95,000	84,698	88,598
	CARMAX AUTO OWNER TRUST 2 4 A4	0.820% 04/15/2027 DD 09/22/21	370,000	355,200	342,572

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	CATERPILLAR FINANCIAL SERVICES	2.150% 11/08/2024 DD 11/08/19	500,000	501,110	487,540
	CITIBANK CREDIT CARD ISS A1 A1	5.230% 12/08/2027 DD 12/11/23	325,000	324,959	327,493
	CITIGROUP COMMERCIAL M GC36 A5	3.616% 02/10/2049 DD 02/01/16	460,000	505,030	438,647
	CITIGROUP COMMERCIAL MOR P1 A5	3.717% 09/15/2048 DD 08/01/15	575,000	630,434	555,732
	CITIGROUP INC	3.300% 04/27/2025 DD 04/27/15	575,000	633,874	561,620
	CITIGROUP INC	VAR RT 11/03/2025 DD 11/03/21	235,000	235,000	226,124
	CITIZENS BANK NA/PROVIDENCE RI	VAR RT 10/24/2025 DD 10/25/22	330,000	330,000	321,951
	CNH EQUIPMENT TRUST 2022- A A3	2.940% 07/15/2027 DD 03/31/22	275,000	274,980	267,883
	CNH EQUIPMENT TRUST 2022- C A2	5.420% 07/15/2026 DD 11/23/22	63,191	63,191	63,114
	COMM 2014-CCRE15 MORTG CR15 AM	VAR RT 02/10/2047 DD 02/01/14	510,000	545,234	495,394
	COMM 2014-CCRE19 MORTG CR19 A5	3.796% 08/10/2047 DD 08/01/14	345,000	357,762	339,977
	COMM 2014-CCRE20 MORTG CR20 A4	3.590% 11/10/2047 DD 10/01/14	115,000	111,312	112,576
	COMM 2015-CCRE24 MORTG CR24 A5	3.696% 08/10/2048 DD 08/01/15	130,000	123,412	125,715
	COMM 2015-PC1 MORTGAGE PC1 A5	3.902% 07/10/2050 DD 07/01/15	185,000	176,064	179,822
	CONSUMERS ENERGY CO	4.650% 03/01/2028 DD 01/10/23	280,000	279,479	281,907
	CREDIT SUISSE AG/NEW YORK NY	3.700% 02/21/2025 DD 04/07/22	305,000	304,622	298,769
	CUMMINS INC	0.750% 09/01/2025 DD 08/24/20	570,000	568,963	534,506
	DAIMLER TRUCKS RETAIL TRU 1 A3	5.230% 02/17/2026 DD 10/19/22	235,000	234,984	234,551
	DAIMLER TRUCKS RETAIL TRU 1 A3	5.900% 03/15/2027 DD 09/27/23	180,000	179,997	182,556
	DEERE & CO	2.750% 04/15/2025 DD 03/30/20	505,000	549,420	492,481
	DEUTSCHE BANK AG/NEW YORK NY	0.898% 05/28/2024 DD 05/28/21	480,000	480,000	471,418
	DISCOVER CARD EXECUTION N A1 A	4.310% 03/15/2028 DD 04/11/23	235,000	234,986	233,423
	DR HORTON INC	1.300% 10/15/2026 DD 08/05/21	580,000	579,530	529,006
	DRIVE AUTO RECEIVABLES TRU 1 D	1.450% 01/16/2029 DD 04/21/21	215,000	202,638	206,234
	DTE ENERGY CO	4.875% 06/01/2028 DD 05/12/23	335,000	334,826	337,777
	ENBRIDGE INC	6.000% 11/15/2028 DD 11/09/23	295,000	294,681	309,992
	EQUITABLE FINANCIAL LIFE 144A	0.800% 08/12/2024 DD 08/12/21	550,000	550,339	533,836
	EVERSOURCE ENERGY	5.950% 02/01/2029 DD 11/10/23	415,000	414,531	434,879
	EXETER AUTOMOBILE RECEIVA 2A D	1.400% 04/15/2027 DD 06/02/21	105,000	97,650	99,139
	EXTENDED STAY AMERI ESH A 144A	VAR RT 07/15/2038 DD 07/08/21	289,366	289,366	286,643
	FIDELITY NATIONAL INFORMATION	1.150% 03/01/2026 DD 03/02/21	390,000	389,415	360,477
	FLORIDA POWER & LIGHT CO	5.050% 04/01/2028 DD 03/03/23	340,000	339,558	347,823
	FLORIDA POWER & LIGHT CO	4.450% 05/15/2026 DD 05/18/23	200,000	199,906	200,234
	FNMA POOL #0AM8098	2.680% 05/01/2025 DD 05/01/15	300,691	325,639	291,565
	FNMA POOL #0FM7685	3.000% 06/01/2051 DD 06/01/21	133,872	141,193	118,787
	FNMA POOL #0FS4810	4.000% 04/01/2033 DD 05/01/23	990,362	945,486	975,586
	FNMA POOL #0MA4331	1.500% 04/01/2031 DD 04/01/21	1,221,087	1,241,597	1,123,400
	FNMA POOL #0MA4448	1.500% 09/01/2031 DD 09/01/21	511,937	522,416	468,950
	FNMA POOL #0MA4476	1.500% 10/01/2031 DD 10/01/21	346,768	353,812	317,654
	FNMA GTD REMIC P/T 20-10 LP	3.500% 03/25/2050 DD 02/01/20	85,507	89,889	75,809
	FNMA GTD REMIC P/T 20-63 B	1.250% 09/25/2050 DD 08/01/20	48,746	49,111	37,521
	FNMA GTD REMIC P/T 21-12 GC	3.500% 07/25/2050 DD 02/01/21	221,575	240,132	202,719
	FORD CREDIT AUTO OWNER TR D A3	5.270% 05/17/2027 DD 11/22/22	110,000	109,984	110,268
	FORD CREDIT FLOORPLAN MAST 2 A	1.060% 09/15/2027 DD 09/18/20	210,000	193,044	196,566
	FORD CREDIT FLOORPLAN MAST 4 A	4.060% 11/15/2030 DD 12/21/18	150,000	142,166	145,853
	GA GLOBAL FUNDING TRUST 144A	3.850% 04/11/2025 DD 04/11/22	235,000	234,934	230,262

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	GENERAL MOTORS FINANCIAL CO IN	1.200% 10/15/2024 DD 10/15/21	305,000	304,875	294,313
	GEORGIA POWER CO	4.650% 05/16/2028 DD 05/04/23	210,000	209,735	211,546
	GM FINANCIAL CONSUMER AUT 3 A3	5.450% 06/16/2028 DD 07/19/23	170,000	169,057	172,620
	GM FINANCIAL CONSUMER AUT 4 A3	5.780% 08/16/2028 DD 10/11/23	190,000	189,961	194,872
	GNMA GTD REMIC P/T 22-206 CN	3.000% 02/20/2052 DD 12/01/22	491,889	430,018	422,749
	GNMA GTD REMIC P/T 23-1 HD	3.500% 01/20/2052 DD 01/01/23	281,705	260,329	259,611
	GNMA GTD REMIC P/T 23-63 MA	3.500% 05/20/2050 DD 05/01/23	266,396	248,467	245,183
	GOLDMAN SACHS GROUP INC/THE	VAR RT 10/21/2027 DD 10/21/21	980,000	929,809	896,876
	GREAT-WEST LIFECO US FINA 144A	0.904% 08/12/2025 DD 08/12/20	635,000	635,000	593,109
	GS MORTGAGE SECURITIES GS3 A4	2.850% 10/10/2049 DD 09/01/16	400,000	427,531	374,292
	HEALTH CARE SERVICE CORP 144A	1.500% 06/01/2025 DD 06/01/20	495,000	493,837	469,904
	HONDA AUTO RECEIVABLES 20 4 A4	5.660% 02/21/2030 DD 11/08/23	250,000	249,941	256,993
	HSBC HOLDINGS PLC	VAR RT 05/24/2025 DD 05/24/21	300,000	300,082	293,904
	HYUNDAI CAPITAL AMERICA 144A	1.650% 09/17/2026 DD 09/17/21	595,000	594,744	540,980
	ING GROEP NV	VAR RT 09/11/2027 DD 09/11/23	425,000	425,000	433,921
	INTERCONTINENTAL EXCHANGE INC	3.750% 12/01/2025 DD 11/24/15	475,000	506,474	466,820
	JACKSON NATIONAL LIFE GLO 144A	1.750% 01/12/2025 DD 01/12/22	605,000	604,897	580,068
	JPMBB COMMERCIAL MORTGA C21 A5	3.775% 08/15/2047 DD 07/01/14	1,000,000	1,072,578	986,950
	JPMBB COMMERCIAL MORTGA C26 A3	3.231% 01/15/2048 DD 12/01/14	236,151	245,855	230,868
	JPMORGAN CHASE & CO	VAR RT 06/14/2025 DD 06/14/22	330,000	330,000	327,370
	JPMORGAN CHASE & CO	VAR RT 12/15/2025 DD 12/15/22	320,000	320,000	320,157
	KEYBANK NA/CLEVELAND OH	4.150% 08/08/2025 DD 08/08/22	535,000	534,850	518,699
	LLOYDS BANKING GROUP PLC	VAR RT 08/11/2026 DD 08/11/22	355,000	355,000	350,367
	LLOYDS BANKING GROUP PLC	VAR RT 08/07/2027 DD 08/07/23	260,000	260,000	264,683
	MACQUARIE BANK LTD 144A	2.300% 01/22/2025 DD 01/22/20	355,000	374,845	344,659
	MACQUARIE GROUP LTD 144A	VAR RT 10/14/2025 DD 10/14/21	140,000	140,000	135,087
	MACQUARIE GROUP LTD 144A	VAR RT 08/09/2026 DD 08/09/22	125,000	125,000	124,484
	MARATHON PETROLEUM CORP	4.700% 05/01/2025 DD 04/27/20	210,000	209,591	208,610
	MERCEDES-BENZ AUTO RECEIV 1 A4	0.730% 12/15/2027 DD 09/22/21	505,000	504,833	470,382
	MITSUBISHI UFJ FINANCIAL GROUP	2.193% 02/25/2025 DD 02/25/20	525,000	549,392	507,134
	MITSUBISHI UFJ FINANCIAL GROUP	VAR RT 07/19/2025 DD 07/20/21	465,000	465,000	453,110
	MITSUBISHI UFJ FINANCIAL GROUP	VAR RT 04/17/2026 DD 04/19/22	485,000	485,000	475,664
	MORGAN STANLEY	VAR RT 10/21/2025 DD 10/19/21	410,000	410,000	394,621
	MORGAN STANLEY	VAR RT 04/17/2025 DD 04/20/22	285,000	283,889	283,290
	MORGAN STANLEY	VAR RT 07/17/2026 DD 07/20/22	470,000	470,000	465,577
	MORGAN STANLEY	VAR RT 02/01/2029 DD 01/19/23	240,000	239,995	241,296
	MORGAN STANLEY BANK OF C28 A4	3.544% 01/15/2049 DD 02/01/16	460,000	502,586	439,180
	MORGAN STANLEY CAPITAL UBS8 A4	3.809% 12/15/2048 DD 12/01/15	339,000	363,191	326,304
	NATIONAL RURAL UTILITIES COOPE	5.450% 10/30/2025 DD 10/31/22	575,000	574,230	580,779
	NATIONWIDE BUILDING SOCIE 144A	4.850% 07/27/2027 DD 07/27/22	400,000	399,632	398,956
	NATWEST GROUP PLC	VAR RT 03/02/2027 DD 03/02/23	405,000	405,000	408,524
	NEW YORK STATE ELECTRIC & 144A	5.650% 08/15/2028 DD 08/08/23	130,000	129,735	133,411
	NORTHWESTERN MUTUAL GLOBA 144A	0.800% 01/14/2026 DD 01/14/21	475,000	474,164	439,318
	NXP BV / NXP FUNDING LLC / NXP	2.700% 05/01/2025 DD 05/01/22	175,000	174,853	168,788
	ONE MARKET PLAZA T 1MKT A 144A	3.614% 02/10/2032 DD 02/01/17	320,000	296,350	291,200
	PINNACLE WEST CAPITAL CORP	1.300% 06/15/2025 DD 06/17/20	565,000	566,895	532,253

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	PNC FINANCIAL SERVICES GROUP I	VAR RT 10/28/2025 DD 10/28/22	560,000	560,000	559,770
	PROLOGIS LP	4.875% 06/15/2028 DD 06/28/23	410,000	407,495	415,597
	PROTECTIVE LIFE GLOBAL FU 144A	0.473% 01/12/2024 DD 01/12/21	410,000	410,000	409,463
	PROTECTIVE LIFE GLOBAL FU 144A	5.467% 12/08/2028 DD 12/08/23	395,000	395,000	405,945
	PSNH FUNDING LLC 3 1 A1	3.094% 02/01/2026 DD 05/08/18	15,919	15,918	15,879
	PUBLIC SERVICE ELECTRIC AND GA	0.950% 03/15/2026 DD 03/04/21	590,000	588,702	545,656
	RELIANCE STANDARD LIFE GL 144A	1.512% 09/28/2026 DD 09/28/21	265,000	265,000	236,950
	RTX CORP	5.750% 01/15/2029 DD 11/08/23	295,000	294,876	308,608
	RYDER SYSTEM INC	6.300% 12/01/2028 DD 11/01/23	395,000	394,810	418,392
	SANTANDER DRIVE AUTO RECEI 2 B	5.240% 05/15/2028 DD 05/17/23	150,000	149,998	149,277
	SANTANDER DRIVE AUTO RECEI 2 C	3.760% 07/16/2029 DD 03/30/22	435,000	414,487	418,792
	SANTANDER DRIVE AUTO RECEI 2 D	2.220% 09/15/2026 DD 07/22/20	152,546	154,333	150,709
	SANTANDER DRIVE AUTO RECEI 4 D	1.670% 10/15/2027 DD 10/27/21	325,000	301,399	307,288
	SANTANDER DRIVE AUTO RECEI 5 B	4.430% 03/15/2027 DD 08/24/22	160,000	159,969	158,104
	SILGAN HOLDINGS INC 144A	1.400% 04/01/2026 DD 02/10/21	330,000	329,819	301,673
	SOCIETE GENERALE SA 144A	VAR RT 01/21/2026 DD 01/19/22	240,000	240,000	230,590
	SOUTHERN CALIFORNIA EDISON CO	5.850% 11/01/2027 DD 11/08/22	375,000	374,783	391,658
	SPRINT SPECTRUM CO LLC / 144A	4.738% 09/20/2029 DD 03/21/18	32,813	35,848	32,531
	STANDARD CHARTERED PLC 144A	VAR RT 11/23/2025 DD 11/23/21	350,000	350,000	337,078
	STATE STREET CORP	VAR RT 11/04/2026 DD 11/04/22	450,000	450,000	457,061
	STATE STREET CORP	VAR RT 11/21/2029 DD 11/21/23	250,000	250,000	258,680
	SUMITOMO MITSUI FINANCIAL GROU	1.402% 09/17/2026 DD 09/17/21	620,000	620,000	564,870
	SWEDBANK AB 144A	3.356% 04/04/2025 DD 04/04/22	320,000	320,000	313,187
	SYNCHRONY BANK	5.400% 08/22/2025 DD 08/23/22	350,000	349,636	344,789
	SYNCHRONY CARD FUNDING LL A1 A	3.370% 04/15/2028 DD 04/18/22	345,000	344,969	337,413
	SYNCHRONY CARD FUNDING LL A1 A	5.540% 07/15/2029 DD 08/09/23	355,000	354,748	361,692
	SYNCHRONY CARD FUNDING LL A2 A	5.740% 10/15/2029 DD 11/15/23	285,000	284,948	292,356
	TAPESTRY INC	7.000% 11/27/2026 DD 11/27/23	250,000	249,508	259,360
	TORONTO-DOMINION BANK/THE	1.250% 09/10/2026 DD 09/10/21	620,000	618,741	566,680
	TOYOTA MOTOR CREDIT CORP	3.950% 06/30/2025 DD 06/30/22	585,000	584,444	578,126
	TOYOTA MOTOR CREDIT CORP	5.400% 11/20/2026 DD 11/20/23	145,000	144,870	148,481
	U S TREASURY NOTE	4.625% 10/15/2026 DD 10/15/23	14,030,000	13,964,264	14,244,799
	U S TREASURY NOTE	4.875% 10/31/2028 DD 10/31/23	15,660,000	15,697,315	16,362,194
	U S TREASURY NOTE	4.875% 10/31/2030 DD 10/31/23	3,090,000	3,087,345	3,272,990
	UBS GROUP AG 144A	VAR RT 09/11/2025 DD 09/11/19	250,000	250,000	244,585
	UNITED AIRLINES 2020-1 CLASS A	5.875% 04/15/2029 DD 10/28/20	320,257	355,885	324,282
	US BANK NA/CINCINNATI OH	2.050% 01/21/2025 DD 01/21/20	640,000	638,637	618,522
	VERIZON MASTER TRUST 1 A	0.500% 05/20/2027 DD 05/25/21	340,000	335,841	333,265
	VERIZON MASTER TRUST 2 A	1.530% 07/20/2028 DD 01/25/22	350,000	351,148	337,138
	VERIZON MASTER TRUST 6 A	3.670% 01/22/2029 DD 08/11/22	315,000	313,592	308,861
	VERIZON MASTER TRUST 7 A1A	5.230% 11/22/2027 DD 11/23/22	80,000	79,986	79,998
	WELLS FARGO & CO	VAR RT 07/25/2028 DD 07/25/22	500,000	500,000	496,525
	WELLS FARGO & CO	VAR RT 08/15/2026 DD 08/15/22	390,000	390,000	385,921
	WESTPAC BANKING CORP	5.457% 11/18/2027 DD 11/18/22	525,000	525,000	542,677
	WESTPAC BANKING CORP	5.535% 11/17/2028 DD 11/17/23	190,000	190,000	197,691
	WFRBS COMMERCIAL MORTGA C21 AS	3.891% 08/15/2047 DD 08/01/14	375,000	371,984	354,338

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	WORLD FINANCIAL NETWORK CR A A	5.020% 03/15/2030 DD 05/16/23	375,000	373,460	375,446
	WORLD OMNI AUTOMOBILE LEA A A3	3.210% 02/18/2025 DD 04/13/22	250,151	250,116	248,592
	ABN AMRO BANK NV 144A	VAR RT 09/18/2027 DD 09/18/23	200,000	200,000	204,538
	ALLIANT ENERGY FINANCE LL 144A	5.950% 03/30/2029 DD 11/10/23	130,000	129,802	135,311
	AMEREN CORP	1.950% 03/15/2027 DD 11/18/21	225,000	224,957	206,206
	AMEREN CORP	5.000% 01/15/2029 DD 12/21/23	210,000	209,525	211,050
	AMERICAN ELECTRIC POWER CO INC	5.750% 11/01/2027 DD 11/02/22	190,000	189,497	196,623
	AMERICAN EXPRESS CO	5.850% 11/05/2027 DD 11/07/22	190,000	189,863	198,278
	AMERICAN EXPRESS CO	VAR RT 10/30/2026 DD 10/30/23	170,000	170,000	173,378
	AMERICAN TOWER CORP	5.250% 07/15/2028 DD 05/25/23	125,000	124,640	127,073
	AMERICREDIT AUTOMOBILE RE 2 A3	5.810% 05/18/2028 DD 09/20/23	240,000	239,960	242,897
	AMERIPRISE FINANCIAL INC	5.700% 12/15/2028 DD 11/09/23	55,000	54,908	57,588
	AMGEN INC	5.150% 03/02/2028 DD 03/02/23	295,000	294,487	301,803
	AMUR EQUIPMENT FINA 2A A2 144A	5.300% 06/21/2028 DD 09/21/22	73,152	73,141	72,945
	AON CORP / AON GLOBAL HOLDINGS	2.850% 05/28/2027 DD 02/28/22	40,000	39,978	37,829
	APTIV PLC / APTIV CORP	2.396% 02/18/2025 DD 02/18/22	115,000	115,000	111,202
	ARI FLEET LEASE TRUS A A2 144A	5.410% 02/17/2032 DD 04/06/23	211,379	211,372	210,975
	ARIZONA PUBLIC SERVICE CO	6.350% 12/15/2032 DD 11/08/22	60,000	61,142	65,010
	AT&T INC	2.550% 12/01/2033 DD 06/01/21	48,000	47,322	39,159
	AT&T INC	5.539% 02/20/2026 DD 02/22/23	205,000	205,000	205,049
	ATHENE GLOBAL FUNDING 144A	2.717% 01/07/2029 DD 01/07/22	180,000	180,000	156,677
	ATHENE HOLDING LTD	5.875% 01/15/2034 DD 12/12/23	45,000	44,164	45,487
	AUTOZONE INC	4.750% 08/01/2032 DD 08/01/22	15,000	14,986	14,876
	AUTOZONE INC	4.750% 02/01/2033 DD 01/27/23	60,000	56,866	59,185
	AVIS BUDGET RENTAL C 7A A 144A	5.900% 08/21/2028 DD 09/18/23	100,000	99,971	102,084
	BACARDI LTD / BACARDI-MAR 144A	5.400% 06/15/2033 DD 06/20/23	100,000	99,627	100,796
	BACARDI LTD 144A	2.750% 07/15/2026 DD 07/14/16	120,000	126,638	113,090
	BANK OF AMERICA CORP	VAR RT 02/13/2031 DD 02/13/20	80,000	80,000	68,792
	BANK OF AMERICA CORP	VAR RT 07/23/2031 DD 07/23/20	160,000	150,036	131,112
	BANK OF AMERICA CORP	VAR RT 03/11/2032 DD 03/11/21	225,000	228,868	190,269
	BANK OF AMERICA CORP	VAR RT 03/11/2027 DD 03/11/21	290,000	278,163	268,357
	BANK OF AMERICA CORP	VAR RT 07/22/2027 DD 04/22/21	300,000	298,816	274,962
	BANK OF AMERICA CORP	VAR RT 10/20/2032 DD 10/20/21	100,000	100,000	83,069
	BANK OF AMERICA CORP	VAR RT 07/21/2032 DD 07/21/21	80,000	66,188	65,407
	BANK OF AMERICA CORP	VAR RT 10/24/2031 DD 10/21/20	85,000	68,904	69,116
	BANK OF AMERICA CORP	VAR RT 04/29/2031 DD 04/29/20	25,000	19,987	21,577
	BANK OF AMERICA CORP	VAR RT 04/25/2029 DD 04/25/23	165,000	165,000	166,155
	BANK OF AMERICA CORP	VAR RT 09/15/2027 DD 09/15/23	190,000	190,000	193,943
*	BANK OF NEW YORK MELLON CORP/T	VAR RT 02/01/2029 DD 01/31/23	140,000	140,000	139,086
*	BANK OF NEW YORK MELLON CORP/T	VAR RT 10/25/2029 DD 10/25/23	175,000	175,000	186,064
	BARCLAYS PLC	VAR RT 11/02/2026 DD 11/02/22	205,000	205,000	211,788
	BAT CAPITAL CORP	3.462% 09/06/2029 DD 09/06/19	45,000	38,318	41,496
	BAT CAPITAL CORP	7.750% 10/19/2032 DD 10/19/22	105,000	107,729	118,570
	BAYER US FINANCE LLC 144A	6.375% 11/21/2030 DD 11/21/23	200,000	199,132	205,662
	BBCMS MORTGAGE TRUST 20 C16 A5	VAR RT 06/15/2055 DD 06/01/22	70,000	71,889	68,157
	BBCMS MORTGAGE TRUST 20 C18 A4	VAR RT 12/15/2055 DD 12/01/22	95,000	95,944	98,111

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	BBCMS MORTGAGE TRUST 20 C18 A5	VAR RT 12/15/2055 DD 12/01/22	30,000	30,899	31,565
	BBCMS MORTGAGE TRUST 20 C21 A5	VAR RT 09/15/2056 DD 10/01/23	235,000	241,045	252,468
	BBCMS MORTGAGE TRUST 20 C22 A5	VAR RT 11/15/2056 DD 11/01/23	220,000	227,534	250,494
	BENCHMARK 2019-B11 MORT B11 A2	3.410% 05/15/2052 DD 06/01/19	270,654	278,773	266,940
	BENCHMARK 2023-B40 MORT B40 A5	6.054% 12/15/2056 DD 12/01/23	174,000	179,220	187,038
	BHP BILLITON FINANCE USA LTD	4.750% 02/28/2028 DD 02/28/23	125,000	124,374	126,398
	BNP PARIBAS SA 144A	VAR RT 06/12/2029 DD 06/12/23	200,000	200,000	203,056
	BNP PARIBAS SA 144A	VAR RT 12/05/2034 DD 12/05/23	200,000	200,000	209,326
	BNP PARIBAS SA 144A	VAR RT 01/13/2029 DD 01/13/23	200,000	200,000	201,630
	BOSTON GAS CO 144A	3.757% 03/16/2032 DD 03/16/22	15,000	15,000	13,347
	BP CAPITAL MARKETS AMERICA INC	2.721% 01/12/2032 DD 01/12/22	110,000	110,000	96,023
	BP CAPITAL MARKETS AMERICA INC	4.812% 02/13/2033 DD 02/13/23	100,000	100,000	101,021
	BP CAPITAL MARKETS AMERICA INC	4.893% 09/11/2033 DD 05/11/23	65,000	64,999	66,245
	BPCE SA 144A	5.125% 01/18/2028 DD 01/18/23	250,000	249,520	249,615
	BPR TRUST 2023-BRK BRK2 A 144A	VAR RT 11/05/2028 DD 10/01/23	200,000	199,990	209,436
	BRIDGECREST LENDING AUTO 1 A3	6.510% 11/15/2027 DD 10/25/23	155,000	154,980	156,818
	BRIGHTHOUSE FINANCIAL GLO 144A	1.550% 05/24/2026 DD 05/24/21	85,000	84,809	77,738
	BRIGHTHOUSE FINANCIAL GLO 144A	1.750% 01/13/2025 DD 01/13/22	80,000	79,898	76,843
	BROOKFIELD FINANCE INC	3.900% 01/25/2028 DD 01/17/18	200,000	214,268	192,656
	BROOKLYN UNION GAS CO/THE 144A	4.632% 08/05/2027 DD 08/05/22	110,000	110,000	107,320
	CAPITAL ONE FINANCIAL CORP	VAR RT 11/02/2027 DD 11/02/21	375,000	375,000	337,466
	CAPITAL ONE FINANCIAL CORP	VAR RT 07/26/2030 DD 07/27/22	200,000	200,000	196,880
	CAPITAL ONE FINANCIAL CORP	VAR RT 03/01/2030 DD 03/03/22	85,000	72,799	75,990
	CAPITAL ONE FINANCIAL CORP	VAR RT 02/01/2029 DD 02/01/23	50,000	50,000	49,876
	CAPITAL ONE FINANCIAL CORP	VAR RT 02/01/2034 DD 02/01/23	25,000	25,254	24,923
	CAPITAL ONE FINANCIAL CORP	VAR RT 06/08/2029 DD 06/08/23	80,000	80,000	82,182
	CAPITAL ONE FINANCIAL CORP	VAR RT 10/30/2031 DD 11/01/23	225,000	230,967	247,608
	CARRIER GLOBAL CORP 144A	5.900% 03/15/2034 DD 11/30/23	10,000	9,984	10,842
	CD 2016-CD1 MORTGAGE T CD1 ASB	2.622% 08/10/2049 DD 08/01/16	81,441	86,365	78,399
	CDW LLC / CDW FINANCE CORP	2.670% 12/01/2026 DD 12/01/21	205,000	205,000	191,708
	CELANESE US HOLDINGS LLC	6.050% 03/15/2025 DD 07/14/22	55,000	54,996	55,342
	CELANESE US HOLDINGS LLC	6.165% 07/15/2027 DD 07/14/22	140,000	139,861	143,545
	CELANESE US HOLDINGS LLC	6.330% 07/15/2029 DD 07/14/22	45,000	44,057	47,202
	CELANESE US HOLDINGS LLC	6.350% 11/15/2028 DD 08/24/23	55,000	54,992	57,721
	CELANESE US HOLDINGS LLC	6.550% 11/15/2030 DD 08/24/23	85,000	84,958	89,978
	CENTERPOINT ENERGY INC	5.250% 08/10/2026 DD 08/10/23	110,000	109,798	110,989
	CHARTER COMMUNICATIONS OPERATI	4.908% 07/23/2025 DD 07/23/16	130,000	134,476	128,787
	CHARTER COMMUNICATIONS OPERATI	4.200% 03/15/2028 DD 09/18/17	110,000	115,808	105,709
	CHESAPEAKE FUNDING 1A A1 144A	5.650% 05/15/2035 DD 04/25/23	158,426	158,421	158,850
	CITIGROUP COMMERCIAL MOR P1 A5	3.717% 09/15/2048 DD 08/01/15	264,000	285,594	255,153
	CITIGROUP INC	VAR RT 06/09/2027 DD 06/09/21	225,000	223,163	205,990
	CITIGROUP INC	VAR RT 11/03/2025 DD 11/03/21	105,000	105,000	101,034
	CLECO CORPORATE HOLDINGS LLC	3.375% 09/15/2029 DD 03/15/20	25,000	24,985	21,939
	CNH EQUIPMENT TRUST 2023- A A4	4.770% 10/15/2030 DD 04/25/23	50,000	49,994	49,692
	COLUMBIA PIPELINES HOLDIN 144A	6.055% 08/15/2026 DD 08/08/23	15,000	15,000	15,361
	COLUMBIA PIPELINES HOLDIN 144A	6.042% 08/15/2028 DD 08/08/23	155,000	155,179	160,126

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	COLUMBIA PIPELINES OPERAT 144A	5.927% 08/15/2030 DD 08/08/23	60,000	59,107	62,125
	COLUMBIA PIPELINES OPERAT 144A	6.036% 11/15/2033 DD 08/08/23	75,000	74,402	78,672
	COMCAST CORP	5.350% 11/15/2027 DD 11/07/22	105,000	104,953	108,612
	COMM 2015-CCRE26 MORTG CR26 A4	3.630% 10/10/2048 DD 10/01/15	453,000	466,201	436,207
	COMM 2015-LC19 MORTGAGE LC19 A4	3.183% 02/10/2048 DD 02/01/15	320,000	317,900	311,232
	COMMIT TO PUR FNMA SF MTG	1.500% 01/01/2039 DD 01/01/24	1,400,000	—	12,058
	COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2039 DD 01/01/24	1,100,000	—	6,520
	COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2054 DD 01/01/24	8,900,000	—	144,364
	COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2054 DD 01/01/24	4,200,000	—	59,727
	COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2039 DD 01/01/24	3,400,000	—	16,739
	COMMIT TO PUR FNMA SF MTG	4.500% 01/01/2054 DD 01/01/24	450,000	—	5,098
	COMMIT TO PUR FNMA SF MTG	5.000% 01/01/2054 DD 01/01/24	2,600,000	—	21,429
	COMMIT TO PUR GNMA II JUMBOS	2.500% 01/20/2054 DD 01/01/24	3,800,000	—	14,643
	COMMIT TO PUR GNMA II JUMBOS	3.000% 01/20/2054 DD 01/01/24	3,400,000	—	40,625
	COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2054 DD 01/01/24	3,000,000	—	9,839
	COMMIT TO PUR GNMA II JUMBOS	4.500% 01/20/2054 DD 01/01/24	5,000,000	—	5,165
	COMMONSPIRIT HEALTH	2.760% 10/01/2024 DD 08/21/19	65,000	65,000	63,555
	CONAGRA BRANDS INC	1.375% 11/01/2027 DD 10/16/20	240,000	219,165	210,701
	CONOCOPHILLIPS CO	5.050% 09/15/2033 DD 08/17/23	155,000	154,701	159,571
	CONSTELLATION BRANDS INC	3.600% 02/15/2028 DD 02/07/18	19,000	19,027	18,249
	CONSTELLATION BRANDS INC	2.250% 08/01/2031 DD 07/26/21	30,000	29,867	25,246
	CONSTELLATION BRANDS INC	5.000% 02/02/2026 DD 02/02/23	205,000	204,649	204,303
	COREBRIDGE FINANCIAL INC	3.650% 04/05/2027 DD 04/05/23	170,000	169,762	163,591
	COREBRIDGE FINANCIAL INC	3.850% 04/05/2029 DD 04/05/23	75,000	74,932	70,695
	COREBRIDGE GLOBAL FUNDING 144A	5.900% 09/19/2028 DD 09/19/23	25,000	24,977	25,780
	COX COMMUNICATIONS INC 144A	3.150% 08/15/2024 DD 08/07/17	2,000	1,971	1,966
	CPS AUTO RECEIVABLES B A 144A	5.910% 08/16/2027 DD 04/26/23	193,318	193,316	193,434
	CREDIT AGRICOLE SA 144A	5.589% 07/05/2026 DD 07/05/23	250,000	250,000	254,343
	CROWN CASTLE INC	2.900% 03/15/2027 DD 03/04/22	70,000	63,093	65,482
	CROWN CASTLE INC	3.800% 02/15/2028 DD 01/16/18	140,000	131,426	133,042
	CROWN CASTLE INC	4.800% 09/01/2028 DD 04/26/23	165,000	164,625	162,969
	CROWN CASTLE INC	5.600% 06/01/2029 DD 12/06/23	85,000	84,712	87,003
	CSAIL 2015-C1 COMMERCIAL C1 A4	3.505% 04/15/2050 DD 03/01/15	372,000	396,747	361,130
	CSAIL 2015-C3 COMMERCIAL C3 A3	3.447% 08/15/2048 DD 08/01/15	238,366	246,643	232,800
	CSL FINANCE PLC 144A	4.050% 04/27/2029 DD 04/27/22	55,000	51,253	53,514
	CVS HEALTH CORP	5.125% 02/21/2030 DD 02/21/23	120,000	119,407	122,024
	CVS HEALTH CORP	5.000% 01/30/2029 DD 06/02/23	155,000	154,444	157,954
	DANSKE BANK A/S 144A	5.375% 01/12/2024 DD 01/16/19	200,000	199,596	199,954
	DEUTSCHE BANK AG/NEW YORK NY	VAR RT 05/28/2032 DD 05/28/21	175,000	134,101	146,500
	DEUTSCHE BANK AG/NEW YORK NY	5.371% 09/09/2027 DD 09/09/22	150,000	147,434	152,105
	DISCOVERY COMMUNICATIONS LLC	3.625% 05/15/2030 DD 05/18/20	20,000	17,380	18,155
	DLLAA 2023-1 LLC 1A A3 144A	5.640% 02/22/2028 DD 08/02/23	70,000	69,996	71,133
	DOMINION ENERGY INC	3.375% 04/01/2030 DD 04/03/20	220,000	197,706	202,827
	DT AUTO OWNER TRUST 3A A 144A	6.050% 10/15/2026 DD 11/02/22	83,652	83,648	83,679
	DUKE ENERGY CAROLINAS LLC	2.550% 04/15/2031 DD 04/01/21	115,000	114,868	99,856
	DUKE ENERGY CORP	2.550% 06/15/2031 DD 06/10/21	145,000	139,894	123,933

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	DUKE ENERGY OHIO INC	5.250% 04/01/2033 DD 03/22/23	10,000	9,994	10,319
	DUKE ENERGY PROGRESS LLC	3.400% 04/01/2032 DD 03/17/22	80,000	79,790	72,443
	EAST OHIO GAS CO/THE 144A	2.000% 06/15/2030 DD 06/16/20	75,000	58,493	62,423
	EDISON INTERNATIONAL	6.950% 11/15/2029 DD 11/10/22	50,000	54,229	54,320
	ENBRIDGE INC	2.500% 02/14/2025 DD 02/17/22	285,000	284,812	276,356
	ENBRIDGE INC	5.900% 11/15/2026 DD 11/09/23	125,000	124,971	128,394
	ENBRIDGE INC	6.200% 11/15/2030 DD 11/09/23	125,000	125,323	133,928
	ENEL FINANCE INTERNATIONAL 144A	3.500% 04/06/2028	310,000	272,822	290,710
	ENERGY TRANSFER LP	5.250% 04/15/2029 DD 01/15/19	90,000	89,810	90,772
	ENERGY TRANSFER LP	6.050% 12/01/2026 DD 10/13/23	150,000	149,912	154,160
	ENERGY TRANSFER LP	6.100% 12/01/2028 DD 10/13/23	40,000	39,955	42,029
	ENERGY TRANSFER LP	6.400% 12/01/2030 DD 10/13/23	50,000	50,314	53,459
	ENTERPRISE FLEET FIN 2 A2 144A	5.560% 04/22/2030 DD 05/31/23	160,000	159,972	160,445
	EQUITABLE FINANCIAL LIFE 144A	1.800% 03/08/2028 DD 03/08/21	335,000	334,102	293,805
	EVERGY INC	2.450% 09/15/2024 DD 09/09/19	55,000	54,904	53,748
	EVERGY INC	2.900% 09/15/2029 DD 09/09/19	75,000	74,900	67,920
	EVERSOURCE ENERGY	4.600% 07/01/2027 DD 06/27/22	100,000	99,880	99,261
	EVERSOURCE ENERGY	5.450% 03/01/2028 DD 03/06/23	140,000	140,028	144,021
	EVERSOURCE ENERGY	5.125% 05/15/2033 DD 05/11/23	50,000	49,067	50,348
	EVERSOURCE ENERGY	4.750% 05/15/2026 DD 05/11/23	60,000	59,965	59,728
	EVERSOURCE ENERGY	5.950% 02/01/2029 DD 11/10/23	60,000	59,932	62,874
	EXETER AUTOMOBILE RECEIV 3A A3	6.040% 07/15/2026 DD 06/29/23	50,000	49,996	50,054
	EXETER AUTOMOBILE RECEIV 5A A3	5.430% 04/15/2026 DD 10/19/22	181,388	180,949	181,263
	FHLMC POOL #A4-1215	5.000% 11/01/2035 DD 12/01/05	38,716	37,182	39,438
	FHLMC POOL #A4-1297	5.000% 12/01/2035 DD 12/01/05	21,348	20,502	21,748
	FHLMC POOL #A4-1833	5.000% 01/01/2036 DD 01/01/06	1,935	1,858	1,971
	FHLMC POOL #A4-7715	5.000% 11/01/2035 DD 11/01/05	288	277	294
	FHLMC POOL #A7-0631	5.000% 12/01/2037 DD 12/01/07	10,099	9,685	10,288
	FHLMC POOL #A7-7292	5.000% 04/01/2038 DD 05/01/08	37,093	36,630	37,789
	FHLMC POOL #A9-6129	4.000% 01/01/2041 DD 12/01/10	592,978	612,482	579,203
	FHLMC POOL #G0-1940	5.000% 10/01/2035 DD 10/01/05	10,529	9,890	10,726
	FHLMC POOL #G0-4214	5.500% 05/01/2038 DD 04/01/08	35,304	35,547	36,440
	FHLMC POOL #G0-8741	3.000% 01/01/2047 DD 12/01/16	2,039,403	2,095,487	1,853,348
	FHLMC POOL #G0-8796	3.500% 12/01/2047 DD 12/01/17	105,965	104,935	99,150
	FHLMC POOL #G0-8804	3.500% 03/01/2048 DD 02/01/18	325,263	322,099	304,342
	FHLMC POOL #G0-8816	3.500% 05/01/2048 DD 05/01/18	115,463	114,132	108,036
	FHLMC POOL #Q4-6279	3.500% 02/01/2047 DD 02/01/17	72,805	71,906	68,123
	FHLMC POOL #Q5-3034	3.500% 12/01/2047 DD 12/01/17	63,130	62,402	59,070
	FHLMC POOL #Q5-5617	3.500% 04/01/2048 DD 04/01/18	88,881	87,857	83,164
	FHLMC POOL #Q5-6545	3.500% 06/01/2048 DD 06/01/18	356,531	353,063	333,602
	FHLMC POOL #QE-6387	4.500% 07/01/2052 DD 07/01/22	789,588	740,239	771,498
	FHLMC POOL #QE-6388	4.500% 07/01/2052 DD 07/01/22	784,247	735,905	767,095
	FHLMC POOL #RA-5615	2.000% 08/01/2051 DD 07/01/21	1,247,756	1,276,855	1,030,173
	FHLMC POOL #RA-7522	4.500% 06/01/2052 DD 06/01/22	794,774	743,610	771,495
	FHLMC POOL #RA-7674	4.500% 07/01/2052 DD 07/01/22	837,687	783,892	813,151
	FHLMC POOL #RA-7778	4.500% 08/01/2052 DD 08/01/22	843,637	789,064	818,926

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	FHLMC POOL #SD-8036	3.000% 01/01/2050 DD 12/01/19	1,498,261	1,518,482	1,341,004
	FHLMC POOL #SD-8160	2.000% 07/01/2051 DD 07/01/21	1,258,261	1,283,082	1,028,880
	FHLMC MULTICLASS MTG 3883 PB	3.000% 05/15/2041 DD 06/01/11	34,958	34,819	33,089
	FHLMC MULTICLASS MTG 4216 KQ	1.700% 10/15/2039 DD 06/01/13	17,280	17,184	16,920
	FHLMC MULTICLASS MTG 4961 JB	2.500% 12/15/2042 DD 02/01/20	97,562	101,083	87,936
	FHLMC MULTICLASS MTG 5055 DG	1.500% 12/25/2050 DD 11/01/20	237,500	197,348	189,858
	FHLMC MULTICLASS MTG 5170 DP	2.000% 07/25/2050 DD 11/01/21	247,742	229,017	211,680
	FIFTH THIRD BANCORP	VAR RT 07/27/2029 DD 07/27/23	30,000	30,000	31,262
	FLAGSHIP CREDIT AUTO 1 A3 144A	5.010% 08/16/2027 DD 02/08/23	140,000	139,990	139,209
	FLAGSHIP CREDIT AUTO 2 A3 144A	5.220% 12/15/2027 DD 05/04/23	248,000	247,999	247,380
	FLORIDA POWER & LIGHT CO	5.050% 04/01/2028 DD 03/03/23	40,000	39,948	40,920
	FLORIDA POWER & LIGHT CO	4.625% 05/15/2030 DD 05/18/23	125,000	124,949	126,054
	FNMA POOL #0256315	5.500% 07/01/2036 DD 06/01/06	18,354	17,995	18,916
	FNMA POOL #0725206	5.500% 02/01/2034 DD 02/01/04	31,165	35,505	31,928
	FNMA POOL #0725222	5.500% 02/01/2034 DD 02/01/04	52,781	60,108	54,397
	FNMA POOL #0725314	5.000% 04/01/2034 DD 03/01/04	13,374	12,704	13,604
	FNMA POOL #0727187	5.500% 08/01/2033 DD 08/01/03	3,395	3,418	3,499
	FNMA POOL #0733655	5.500% 09/01/2033 DD 08/01/03	12,090	12,170	12,460
	FNMA POOL #0734847	5.500% 08/01/2033 DD 08/01/03	14,988	15,086	15,446
	FNMA POOL #0735383	5.000% 04/01/2035 DD 03/01/05	125,876	140,953	128,042
	FNMA POOL #0820263	5.000% 07/01/2035 DD 07/01/05	5,708	5,614	5,806
	FNMA POOL #0825951	5.000% 07/01/2035 DD 06/01/05	8,148	8,014	8,214
	FNMA POOL #0826955	5.000% 06/01/2035 DD 06/01/05	633	623	638
	FNMA POOL #0828523	5.000% 07/01/2035 DD 07/01/05	10,720	10,544	10,904
	FNMA POOL #0828547	5.000% 08/01/2035 DD 08/01/05	985	935	1,002
	FNMA POOL #0828678	5.000% 07/01/2035 DD 07/01/05	4,283	4,212	4,310
	FNMA POOL #0828712	5.000% 07/01/2035 DD 07/01/05	8,438	8,300	8,492
	FNMA POOL #0830996	5.000% 08/01/2035 DD 07/01/05	8,330	8,193	8,473
	FNMA POOL #0832013	5.000% 09/01/2035 DD 08/01/05	16,475	16,205	16,759
	FNMA POOL #0832878	5.000% 09/01/2035 DD 08/01/05	19,159	18,527	19,489
	FNMA POOL #0838778	5.000% 10/01/2035 DD 10/01/05	5,195	4,934	5,228
	FNMA POOL #0840377	5.000% 11/01/2035 DD 11/01/05	2,653	2,520	2,699
	FNMA POOL #0843360	5.000% 11/01/2035 DD 11/01/05	5,602	5,323	5,699
	FNMA POOL #0844018	5.000% 11/01/2035 DD 10/01/05	18,794	17,852	19,117
	FNMA POOL #0867065	5.000% 02/01/2036 DD 02/01/06	4,407	4,184	4,483
	FNMA POOL #0882022	5.500% 05/01/2036 DD 05/01/06	336	330	347
	FNMA POOL #0888023	5.500% 06/01/2036 DD 11/01/06	111,386	111,125	114,793
	FNMA POOL #0888120	5.000% 10/01/2035 DD 12/01/06	34,920	33,766	35,521
	FNMA POOL #0888635	5.500% 09/01/2036 DD 08/01/07	28,374	32,317	29,243
	FNMA POOL #0893289	5.500% 08/01/2036 DD 08/01/06	4,443	4,361	4,533
	FNMA POOL #0893363	5.000% 06/01/2036 DD 08/01/06	1,022	971	1,040
	FNMA POOL #0900979	5.500% 09/01/2036 DD 09/01/06	5,325	5,226	5,488
	FNMA POOL #0961876	5.000% 03/01/2038 DD 02/01/08	28,854	28,176	29,196
	FNMA POOL #0AT2016	3.000% 04/01/2043 DD 04/01/13	294,878	297,643	271,441
	FNMA POOL #0BJ8622	3.500% 05/01/2048 DD 04/01/18	13,676	13,556	12,759
	FNMA POOL #0BK2229	2.500% 04/01/2050 DD 03/01/20	1,816,745	1,632,664	1,549,029

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	FNMA POOL #0BN5279	4.000% 02/01/2049 DD 02/01/19	352,922	359,980	340,482
	FNMA POOL #0BV4656	2.500% 04/01/2052 DD 03/01/22	273,252	243,557	232,756
	FNMA POOL #0CA1191	3.500% 11/01/2047 DD 01/01/18	34,327	34,037	32,058
	FNMA POOL #0CB1666	2.500% 09/01/2051 DD 08/01/21	2,017,260	1,978,491	1,735,187
	FNMA POOL #0CB2401	2.500% 12/01/2051 DD 11/01/21	525,491	468,385	447,440
	FNMA POOL #0MA4398	2.000% 08/01/2051 DD 07/01/21	1,252,888	1,277,603	1,026,942
	FNMA GTD REMIC P/T 12-18 GA	2.000% 12/25/2041 DD 02/01/12	37,156	35,118	33,586
	FNMA GTD REMIC P/T 12-21 PQ	2.000% 09/25/2041 DD 02/01/12	21,141	20,014	19,300
	FNMA GTD REMIC P/T 12-52 PA	3.500% 05/25/2042 DD 04/01/12	33,886	34,324	32,474
	FNMA GTD REMIC P/T 13-77 BP	1.700% 06/25/2043 DD 06/01/13	24,231	24,088	23,352
	FNMA GTD REMIC P/T 15-48 QB	3.000% 02/25/2043 DD 06/01/15	42,293	42,652	40,340
	FNMA GTD REMIC P/T 16-11 GA	2.500% 03/25/2046 DD 02/01/16	54,660	52,986	50,263
	FNMA GTD REMIC P/T 17-34 JK	3.000% 05/25/2047 DD 04/01/17	21,116	20,449	20,062
	FNMA GTD REMIC P/T 18-23 LA	3.500% 04/25/2048 DD 03/01/18	76,941	77,693	72,841
	FNMA GTD REMIC P/T 22-90 AY	4.500% 12/25/2041 DD 12/01/22	400,000	404,500	388,300
	GE HEALTHCARE TECHNOLOGIES INC	5.650% 11/15/2027 DD 05/15/23	125,000	124,499	129,481
	GENERAL MILLS INC	5.241% 11/18/2025 DD 11/18/22	45,000	45,000	44,920
	GENERAL MOTORS FINANCIAL CO IN	1.500% 06/10/2026 DD 06/10/21	120,000	119,782	110,003
	GENERAL MOTORS FINANCIAL CO IN	2.350% 02/26/2027 DD 01/11/22	285,000	284,721	262,514
	GENUINE PARTS CO	1.750% 02/01/2025 DD 01/10/22	285,000	284,205	273,697
	GEORGIA POWER CO	4.650% 05/16/2028 DD 05/04/23	245,000	244,691	246,803
	GILEAD SCIENCES INC	1.200% 10/01/2027 DD 09/30/20	125,000	124,891	111,303
	GLENCORE FUNDING LLC 144A	5.400% 05/08/2028 DD 05/08/23	135,000	134,947	137,607
	GLENCORE FUNDING LLC 144A	6.125% 10/06/2028 DD 10/06/23	230,000	229,016	241,169
	GLP CAPITAL LP / GLP FINANCING	5.300% 01/15/2029 DD 09/26/18	60,000	60,025	59,596
	GNMA POOL #0427239	6.000% 01/15/2028 DD 01/01/98	54	56	55
	GNMA POOL #0465541	6.000% 07/15/2028 DD 07/01/98	365	380	374
	GNMA POOL #0486703	6.000% 11/15/2028 DD 11/01/98	232	242	238
	GNMA POOL #0491289	6.000% 11/15/2028 DD 11/01/98	5,006	5,233	5,120
	GNMA POOL #0596613	6.000% 10/15/2032 DD 10/01/02	206	212	212
	GNMA POOL #0601319	6.000% 02/15/2033 DD 02/01/03	3,282	3,431	3,343
	GNMA POOL #0739896	4.000% 01/15/2041 DD 01/01/11	18,283	19,745	17,763
	GNMA POOL #0767263	4.000% 08/15/2041 DD 08/01/11	186,307	201,204	180,941
	GNMA POOL #0770410	4.000% 06/15/2041 DD 06/01/11	11,949	12,917	11,546
	GNMA POOL #0778693	4.000% 12/15/2041 DD 12/01/11	30,395	32,855	29,473
	GNMA POOL #0781856	6.000% 08/15/2034 DD 01/01/05	52,778	54,605	54,736
	GNMA POOL #0782071	7.000% 05/15/2033 DD 03/01/06	12,238	12,770	12,630
	GNMA GTD REMIC P/T 13-37 LG	2.000% 01/20/2042 DD 03/01/13	36,456	34,018	34,471
	GNMA GTD REMIC P/T 15-56 LB	1.500% 04/16/2040 DD 04/01/15	1,165	1,154	1,161
	GNMA II POOL #0MA4652	3.500% 08/20/2047 DD 08/01/17	448,449	467,018	422,654
	GNMA II POOL #0MA4961	3.000% 01/20/2048 DD 01/01/18	75,178	72,597	69,023
	GNMA II POOL #0MA5018	3.000% 02/20/2048 DD 02/01/18	745,803	720,195	683,386
	GNMA II POOL #0MA7051	2.000% 12/20/2050 DD 12/01/20	1,292,484	1,031,160	1,095,548
	GOLDMAN SACHS GROUP INC/THE	VAR RT 04/22/2032 DD 04/22/21	135,000	135,000	113,516
	GOLDMAN SACHS GROUP INC/THE	VAR RT 01/27/2032 DD 01/27/21	65,000	65,000	52,612
	GOLDMAN SACHS GROUP INC/THE	VAR RT 07/21/2032 DD 07/21/21	180,000	180,000	147,978

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	GOLDMAN SACHS GROUP INC/THE	VAR RT 10/21/2027 DD 10/21/21	300,000	299,469	274,554
	GOLDMAN SACHS GROUP INC/THE	VAR RT 02/24/2028 DD 01/24/22	90,000	90,000	83,456
	GOLDMAN SACHS GROUP INC/THE	VAR RT 03/15/2028 DD 03/15/22	245,000	245,000	235,129
	GOLDMAN SACHS GROUP INC/THE	VAR RT 08/23/2028 DD 08/23/22	100,000	99,849	98,330
	HALEON US CAPITAL LLC	3.375% 03/24/2027 DD 09/24/22	270,000	269,409	259,948
	HCA INC	3.125% 03/15/2027 DD 03/15/23	255,000	254,495	241,857
	HEICO CORP	5.250% 08/01/2028 DD 07/27/23	40,000	39,944	40,876
	HERTZ VEHICLE FINANC 3A A 144A	5.940% 02/25/2028 DD 08/24/23	245,000	244,943	249,601
	HSBC HOLDINGS PLC	VAR RT 08/17/2029 DD 08/17/21	200,000	179,804	174,746
	HSBC HOLDINGS PLC	VAR RT 08/11/2028 DD 08/11/22	315,000	315,000	314,953
	HSBC HOLDINGS PLC	VAR RT 03/09/2029 DD 03/09/23	200,000	200,000	206,614
	HSBC HOLDINGS PLC	VAR RT 11/13/2034 DD 11/13/23	200,000	200,000	219,710
	HUMANA INC	5.750% 03/01/2028 DD 11/22/22	170,000	169,578	176,785
	HUMANA INC	3.700% 03/23/2029 DD 03/23/22	150,000	139,017	144,257
	HUMANA INC	5.750% 12/01/2028 DD 11/09/23	20,000	19,966	20,891
	HUNTINGTON BANCSHARES INC/OH	VAR RT 08/21/2029 DD 08/21/23	25,000	25,000	25,801
	HUNTINGTON NATIONAL BANK/THE	VAR RT 05/16/2025 DD 05/17/22	250,000	250,000	246,298
	HYUNDAI CAPITAL AMERICA 144A	5.500% 03/30/2026 DD 03/30/23	125,000	124,548	125,703
	INTEL CORP	4.875% 02/10/2028 DD 02/10/23	105,000	105,426	106,814
	INTERCONTINENTAL EXCHANGE INC	4.000% 09/15/2027 DD 05/23/22	75,000	74,798	73,718
	INTERCONTINENTAL EXCHANGE INC	2.100% 06/15/2030 DD 05/26/20	270,000	217,836	233,420
	ITC HOLDINGS CORP 144A	4.950% 09/22/2027 DD 09/22/22	125,000	125,083	125,771
	JPMBB COMMERCIAL MORTGA C32 A5	3.598% 11/15/2048 DD 10/01/15	322,000	351,219	306,393
	JPMORGAN CHASE & CO	VAR RT 01/23/2029 DD 01/23/18	255,000	255,000	241,870
	JPMORGAN CHASE & CO	VAR RT 01/29/2027 DD 01/29/19	355,000	355,000	346,888
	JPMORGAN CHASE & CO	VAR RT 05/06/2030 DD 05/06/19	45,000	45,000	42,348
	JPMORGAN CHASE & CO	VAR RT 09/22/2027 DD 09/22/21	305,000	301,699	276,382
	JPMORGAN CHASE & CO	VAR RT 07/24/2029 DD 07/24/23	135,000	135,000	137,111
	KENVUE INC	5.500% 03/22/2025 DD 09/22/23	60,000	60,742	60,501
	L3HARRIS TECHNOLOGIES INC	4.400% 06/15/2028 DD 12/15/19	94,000	106,666	92,985
	LENNOX INTERNATIONAL INC	1.350% 08/01/2025 DD 07/30/20	120,000	119,890	112,914
	LOWE'S COS INC	4.800% 04/01/2026 DD 03/30/23	95,000	94,984	95,102
	M&T BANK CORP	VAR RT 01/27/2034 DD 01/27/23	45,000	37,552	42,716
	M&T BANK CORP	VAR RT 10/30/2029 DD 10/30/23	135,000	135,290	145,355
	MANUFACTURERS & TRADERS TRUST	5.400% 11/21/2025 DD 11/21/22	250,000	249,850	248,368
	MANUFACTURERS & TRADERS TRUST	4.700% 01/27/2028 DD 01/27/23	250,000	229,678	243,090
	MARVELL TECHNOLOGY INC	2.450% 04/15/2028 DD 04/12/21	145,000	138,108	130,997
	MARVELL TECHNOLOGY INC	5.750% 02/15/2029 DD 09/18/23	75,000	74,802	77,591
	MERCEDES-BENZ FINANCE NOR 144A	4.950% 03/30/2025 DD 03/30/23	150,000	149,961	150,065
	METROPOLITAN EDISON CO 144A	5.200% 04/01/2028 DD 03/30/23	5,000	4,993	5,041
	MMAF EQUIPMENT FINA BA A3 144A	0.490% 08/14/2025 DD 09/23/20	37,076	37,075	36,250
	MONDELEZ INTERNATIONAL INC	2.625% 03/17/2027 DD 03/17/22	65,000	64,834	61,348
	MORGAN STANLEY	3.125% 07/27/2026 DD 07/25/16	380,000	377,475	363,987
	MORGAN STANLEY	VAR RT 04/28/2032 DD 01/25/21	270,000	270,000	217,588
	MORGAN STANLEY	VAR RT 07/20/2027 DD 07/20/21	300,000	294,999	274,128
	MORGAN STANLEY	VAR RT 05/04/2027 DD 04/22/21	270,000	270,000	248,881

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	MORGAN STANLEY	VAR RT 02/01/2029 DD 01/19/23	90,000	89,998	90,486
	MORGAN STANLEY	VAR RT 01/19/2038 DD 01/19/23	25,000	25,000	25,330
	MORGAN STANLEY	VAR RT 04/20/2029 DD 04/21/23	200,000	200,000	201,310
	MORGAN STANLEY	VAR RT 07/20/2029 DD 07/21/23	40,000	40,000	40,794
	MORGAN STANLEY	VAR RT 11/01/2029 DD 11/01/23	125,000	125,000	132,645
	MORGAN STANLEY CAPITA UB11 ASB	2.606% 08/15/2049 DD 08/01/16	197,615	209,140	190,674
	MPLX LP	1.750% 03/01/2026 DD 08/18/20	70,000	63,559	65,510
	MPLX LP	4.950% 09/01/2032 DD 08/11/22	55,000	54,688	53,914
	MPLX LP	4.250% 12/01/2027 DD 12/01/19	50,000	47,048	48,921
	MSWF COMMERCIAL MORTGAGE 2 A5	VAR RT 12/15/2056 DD 12/01/23	140,000	144,199	151,064
	NASDAQ INC	5.350% 06/28/2028 DD 06/28/23	85,000	84,831	87,499
	NASDAQ INC	5.550% 02/15/2034 DD 06/28/23	50,000	49,986	52,047
	NATIONAL GRID PLC	5.602% 06/12/2028 DD 06/12/23	140,000	140,000	144,354
	NATIONAL RURAL UTILITIES COOPE	3.700% 03/15/2029 DD 01/31/19	20,000	19,955	19,001
	NATIONAL RURAL UTILITIES COOPE	4.800% 03/15/2028 DD 12/16/22	50,000	49,927	50,611
	NATWEST GROUP PLC	VAR RT 09/30/2028 DD 06/30/22	200,000	200,000	201,244
	NAVIENT PRIVATE EDUC FA A 144A	1.110% 02/18/2070 DD 09/28/21	125,525	107,565	106,968
	NAVIENT PRIVATE EDUCA A A 144A	5.510% 10/15/2071 DD 04/27/23	162,002	161,767	161,971
	NEXTERA ENERGY CAPITAL HOLDING	4.625% 07/15/2027 DD 06/23/22	200,000	199,922	199,736
	NEXTERA ENERGY CAPITAL HOLDING	6.051% 03/01/2025 DD 03/01/23	50,000	50,125	50,452
	NEXTERA ENERGY CAPITAL HOLDING	5.749% 09/01/2025 DD 08/10/23	55,000	55,076	55,541
	NEXTERA ENERGY CAPITAL HOLDING	5.000% 02/28/2030 DD 02/09/23	155,000	154,462	156,858
	NISOURCE INC	3.490% 05/15/2027 DD 05/22/17	110,000	111,491	105,991
	NISOURCE INC	5.250% 03/30/2028 DD 03/24/23	325,000	326,630	331,598
	NJ TRUST 2023-GSP GSP A 144A	VAR RT 01/06/2029 DD 12/01/23	105,000	106,293	109,573
	NUTRIEN LTD	5.950% 11/07/2025 DD 11/09/22	125,000	124,865	127,104
	NUTRIEN LTD	4.900% 03/27/2028 DD 03/27/23	100,000	99,757	100,967
	NXP BV / NXP FUNDING LLC	5.350% 03/01/2026 DD 03/01/22	89,000	98,645	89,490
	NXP BV / NXP FUNDING LLC / NXP	2.700% 05/01/2025 DD 05/01/22	295,000	294,752	284,528
	ONCOR ELECTRIC DELIVERY CO LLC	2.750% 05/15/2030 DD 03/20/20	110,000	115,169	98,523
	ONEOK INC	3.400% 09/01/2029 DD 08/15/19	30,000	29,893	27,672
	ONEOK INC	6.100% 11/15/2032 DD 11/18/22	135,000	135,615	143,709
	ONEOK INC	4.350% 03/15/2029 DD 03/13/19	35,000	32,676	34,052
	ORACLE CORP	2.300% 03/25/2028 DD 03/24/21	360,000	346,694	328,201
	O'REILLY AUTOMOTIVE INC	4.700% 06/15/2032 DD 06/15/22	150,000	147,791	148,646
	O'REILLY AUTOMOTIVE INC	5.750% 11/20/2026 DD 11/20/23	50,000	49,977	51,220
	OTIS WORLDWIDE CORP	2.056% 04/05/2025 DD 02/27/20	150,000	150,268	144,209
	OTIS WORLDWIDE CORP	2.565% 02/15/2030 DD 08/15/20	70,000	60,777	62,432
	OVINTIV INC	5.650% 05/15/2028 DD 05/31/23	50,000	49,987	51,063
	PACIFIC GAS AND ELECTRIC CO	2.100% 08/01/2027 DD 06/19/20	400,000	399,256	360,780
	PACIFIC GAS AND ELECTRIC CO	4.550% 07/01/2030 DD 07/02/20	320,000	302,612	304,726
	PACIFIC GAS AND ELECTRIC CO	5.450% 06/15/2027 DD 06/08/22	390,000	389,318	393,249
	PACIFIC GAS AND ELECTRIC CO	6.100% 01/15/2029 DD 06/05/23	165,000	163,679	170,894
	PACIFIC GAS AND ELECTRIC CO	6.400% 06/15/2033 DD 06/05/23	35,000	34,859	36,896
	PARAMOUNT GLOBAL	4.950% 01/15/2031 DD 04/01/20	145,000	130,504	137,709
	PARAMOUNT GLOBAL	4.200% 05/19/2032 DD 05/19/20	60,000	53,631	53,687

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	PARKER-HANNIFIN CORP	4.250% 09/15/2027 DD 06/15/22	75,000	74,841	74,399
	PENNSYLVANIA ELECTRIC CO 144A	3.600% 06/01/2029 DD 06/03/19	35,000	32,109	32,500
	PENNSYLVANIA ELECTRIC CO 144A	5.150% 03/30/2026 DD 03/30/23	5,000	4,988	4,994
	PENSKE TRUCK LEASING CO L 144A	4.400% 07/01/2027 DD 06/09/22	80,000	79,778	78,058
	PENSKE TRUCK LEASING CO L 144A	5.550% 05/01/2028 DD 03/29/23	125,000	124,428	127,025
	PENSKE TRUCK LEASING CO L 144A	5.750% 05/24/2026 DD 05/24/23	70,000	69,210	70,582
	PENSKE TRUCK LEASING CO L 144A	6.200% 06/15/2030 DD 05/24/23	30,000	30,123	31,558
	PFIZER INVESTMENT ENTERPRISES	4.450% 05/19/2028 DD 05/19/23	125,000	124,850	125,063
	PHILIP MORRIS INTERNATIONAL IN	4.875% 02/13/2026 DD 02/15/23	110,000	109,616	110,420
	PHILIP MORRIS INTERNATIONAL IN	5.125% 02/15/2030 DD 02/15/23	295,000	294,559	300,466
	PHILIP MORRIS INTERNATIONAL IN	5.375% 02/15/2033 DD 02/15/23	90,000	89,201	92,414
	PHILLIPS 66 CO	4.950% 12/01/2027 DD 03/29/23	165,000	164,617	166,521
	PIONEER NATURAL RESOURCES CO	5.100% 03/29/2026 DD 03/29/23	150,000	150,053	151,145
	PLAINS ALL AMERICAN PIPELINE L	3.550% 12/15/2029 DD 09/16/19	250,000	240,818	230,433
	PNC FINANCIAL SERVICES GROUP I	VAR RT 12/02/2028 DD 12/02/22	125,000	125,000	126,594
	PNC FINANCIAL SERVICES GROUP I	VAR RT 06/12/2029 DD 06/12/23	60,000	57,505	61,256
	PNC FINANCIAL SERVICES GROUP I	VAR RT 10/20/2027 DD 10/20/23	115,000	115,000	119,345
	PPL CAPITAL FUNDING INC	4.125% 04/15/2030 DD 04/03/20	75,000	69,884	71,529
	PRESTIGE AUTO RECEI 1A A3 144A	6.090% 05/15/2026 DD 10/20/22	320,000	319,221	319,418
	PROGRESS RESIDENTI SFR7 A 144A	4.750% 10/27/2039 DD 09/29/22	99,302	98,213	96,804
	PROTECTIVE LIFE GLOBAL FU 144A	1.646% 01/13/2025 DD 01/13/22	215,000	215,000	206,716
	PUBLIC SERVICE ENTERPRISE GROU	5.850% 11/15/2027 DD 11/08/22	265,000	264,722	276,043
	PUGET ENERGY INC	4.100% 06/15/2030 DD 05/19/20	95,000	94,841	87,167
	QORVO INC	1.750% 12/15/2024 DD 06/15/23	180,000	179,665	172,534
	ROGERS COMMUNICATIONS INC	3.800% 03/15/2032 DD 03/15/23	30,000	29,933	27,638
	ROYAL BANK OF CANADA	2.050% 01/21/2027 DD 01/21/22	285,000	284,812	264,839
	ROYAL BANK OF CANADA	5.200% 08/01/2028 DD 07/20/23	110,000	109,949	112,307
	ROYALTY PHARMA PLC	2.200% 09/02/2030 DD 03/02/21	190,000	188,554	160,085
	ROYALTY PHARMA PLC	2.150% 09/02/2031 DD 07/26/21	90,000	84,215	73,565
	RTX CORP	5.000% 02/27/2026 DD 02/27/23	35,000	34,990	35,151
	RTX CORP	5.150% 02/27/2033 DD 02/27/23	65,000	64,809	66,341
	RTX CORP	5.750% 11/08/2026 DD 11/08/23	75,000	74,933	77,035
	SABINE PASS LIQUEFACTION LLC	4.500% 05/15/2030 DD 11/15/20	115,000	106,882	112,465
	SANTANDER DRIVE AUTO RECE 1 A3	4.880% 04/15/2027 DD 01/25/23	95,000	94,985	94,494
	SANTANDER DRIVE AUTO RECE 2 A3	5.210% 07/15/2027 DD 05/17/23	260,000	259,991	259,472
	SANTANDER DRIVE AUTO RECE 3 A3	5.610% 10/15/2027 DD 07/26/23	55,000	54,994	55,234
	SANTANDER DRIVE AUTO RECE 4 A3	5.730% 04/17/2028 DD 08/23/23	115,000	114,978	116,179
	SANTANDER DRIVE AUTO RECE 5 A3	6.020% 09/15/2028 DD 10/18/23	155,000	154,976	157,280
	SANTANDER DRIVE AUTO RECE 6 A3	5.930% 07/17/2028 DD 11/21/23	35,000	35,000	35,646
	SANTANDER DRIVE AUTO RECE 7 A3	5.750% 04/15/2027 DD 11/22/22	55,000	54,996	55,012
	SCF EQUIPMENT LEASI 1A A2 144A	6.560% 01/22/2030 DD 11/15/23	135,000	134,998	135,996
	SEMPRA	3.400% 02/01/2028 DD 01/12/18	65,000	67,365	62,001
	SEMPRA	3.700% 04/01/2029 DD 03/24/22	10,000	9,963	9,537
	SEMPRA	5.400% 08/01/2026 DD 06/23/23	130,000	129,515	131,784
	SFS AUTO RECEIVABLE 1A A4 144A	5.470% 12/20/2029 DD 06/30/23	105,000	104,965	106,508
	SHERWIN-WILLIAMS CO/THE	3.450% 06/01/2027 DD 05/16/17	45,000	43,182	43,461

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	SKYWORKS SOLUTIONS INC	1.800% 06/01/2026 DD 05/26/21	35,000	34,983	32,460
	SOUTHERN CALIFORNIA EDISON CO	5.850% 11/01/2027 DD 11/08/22	255,000	255,501	266,327
	SOUTHERN CALIFORNIA EDISON CO	5.300% 03/01/2028 DD 03/02/23	60,000	59,940	61,646
	SOUTHERN CALIFORNIA EDISON CO	4.900% 06/01/2026 DD 05/22/23	110,000	109,879	110,480
	SOUTHERN CO/THE	3.250% 07/01/2026 DD 05/24/16	175,000	164,176	168,886
	SOUTHERN CO/THE	4.850% 06/15/2028 DD 05/18/23	210,000	209,681	211,724
	SOUTHERN CO/THE	5.500% 03/15/2029 DD 09/08/23	125,000	124,999	130,201
	SOUTHWEST GAS CORP	2.200% 06/15/2030 DD 06/04/20	65,000	50,606	55,346
	STEEL DYNAMICS INC	1.650% 10/15/2027 DD 10/09/20	60,000	51,010	53,437
	SYNCHRONY FINANCIAL	4.875% 06/13/2025 DD 06/13/22	200,000	199,856	196,616
	SYSCO CORP	5.750% 01/17/2029 DD 11/17/23	60,000	59,870	62,551
	TAPESTRY INC	7.050% 11/27/2025 DD 11/27/23	45,000	44,951	46,030
	TARGA RESOURCES CORP	4.200% 02/01/2033 DD 04/06/22	120,000	120,556	110,604
	TARGA RESOURCES CORP	5.200% 07/01/2027 DD 07/07/22	135,000	134,908	135,675
	TARGA RESOURCES CORP	6.150% 03/01/2029 DD 11/09/23	35,000	34,923	36,644
	TARGA RESOURCES PARTNERS LP /	4.000% 01/15/2032 DD 02/02/21	95,000	83,064	86,907
	TELEDYNE TECHNOLOGIES INC	0.950% 04/01/2024 DD 03/22/21	400,000	399,536	395,408
	TEXAS EASTERN TRANSMISSION 144A	3.500% 01/15/2028 DD 01/09/18	60,000	59,689	56,673
	TEXAS NATURAL GAS SECURITIZATION	5.102% 04/01/2035 DD 03/23/23	165,000	165,000	168,158
	T-MOBILE USA INC	2.400% 03/15/2029 DD 12/06/21	15,000	14,990	13,475
	T-MOBILE USA INC	3.750% 04/15/2027 DD 04/15/21	110,000	109,953	106,808
	T-MOBILE USA INC	4.950% 03/15/2028 DD 02/09/23	190,000	189,603	192,685
	T-MOBILE USA INC	4.800% 07/15/2028 DD 05/11/23	100,000	99,789	100,908
	TRICON RESIDENTIAL SFR1 A 144A	5.100% 07/17/2040 DD 07/11/23	99,908	97,682	98,719
	TRUIST FINANCIAL CORP	VAR RT 10/30/2029 DD 10/27/23	75,000	75,000	81,087
	U S TREASURY NOTE	0.375% 04/15/2024 DD 04/15/21	6,570,000	6,578,726	6,479,663
	UBS COMMERCIAL MORTGAG C12 ASB	4.195% 08/15/2051 DD 08/01/18	188,141	209,850	183,752
	UBS GROUP AG 144A	VAR RT 08/11/2028 DD 08/12/22	250,000	250,000	259,775
	UBS GROUP AG 144A	VAR RT 05/12/2028 DD 05/12/22	200,000	200,000	197,094
	UNITED HEALTH GROUP INC	4.000% 05/15/2029 DD 05/20/22	145,000	144,477	143,032
	UNITED HEALTH GROUP INC	5.300% 02/15/2030 DD 10/28/22	130,000	129,809	136,197
	US BANCORP	VAR RT 01/27/2028 DD 01/27/22	285,000	285,000	262,086
	US TREAS-CPI INFLAT	0.250% 07/15/2029 DD 07/15/19	1,268,975	1,243,700	1,174,690
	US TREAS-CPI INFLAT	0.750% 07/15/2028 DD 07/15/18	962,190	975,701	921,951
	US TREAS-CPI INFLAT	0.625%007/15/2032 DD 07/15/22	392,870	363,749	359,952
	VERALTO CORP 144A	5.350% 09/18/2028 DD 09/18/23	120,000	119,922	122,659
	VICI PROPERTIES LP	4.750% 02/15/2028 DD 04/29/22	85,000	84,942	83,248
	VICI PROPERTIES LP	4.950% 02/15/2030 DD 04/29/22	45,000	44,897	43,552
	VIRGINIA ELECTRIC AND POWER CO	5.000% 04/01/2033 DD 03/30/23	120,000	119,664	121,672
	WARNERMEDIA HOLDINGS INC	4.054% 03/15/2029 DD 03/15/23	235,000	235,000	223,062
	WARNERMEDIA HOLDINGS INC	4.279% 03/15/2032 DD 03/15/23	310,000	284,882	284,090
	WEC ENERGY GROUP INC	5.000% 09/27/2025 DD 09/27/22	85,000	84,939	84,839
	WELLS FARGO & CO	3.000% 04/22/2026 DD 04/22/16	170,000	169,237	162,899
	WELLS FARGO & CO	VAR RT 07/25/2028 DD 07/25/22	215,000	215,000	213,506
	WELLS FARGO & CO	VAR RT 03/24/2028 DD 03/24/22	230,000	230,000	219,553
	WELLS FARGO & CO	VAR RT 10/30/2030 DD 10/31/19	125,000	107,706	111,271

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	WELLS FARGO & CO	VAR RT 02/11/2031 DD 02/11/20	55,000	44,362	47,597
	WELLS FARGO & CO	VAR RT 04/24/2034 DD 04/24/23	65,000	65,000	65,397
	WELLS FARGO & CO	VAR RT 07/25/2029 DD 07/25/23	155,000	155,000	158,426
	WELLS FARGO & CO	VAR RT 10/23/2029 DD 10/23/23	105,000	104,914	110,762
	WELLTOWER OP LLC	4.000% 06/01/2025 DD 05/26/15	170,000	182,092	166,892
	WESTERN MIDSTREAM OPERATING LP	4.750% 08/15/2028 DD 08/09/18	55,000	51,836	53,697
	WESTERN MIDSTREAM OPERATING LP	6.350% 01/15/2029 DD 09/29/23	30,000	29,936	31,313
	WESTLAKE AUTOMOBILE 1A A3 144A	5.210% 01/18/2028 DD 01/20/23	80,000	79,996	79,779
	WESTPAC BANKING CORP	5.457% 11/18/2027 DD 11/18/22	190,000	190,000	196,397
	WFRBS COMMERCIAL MORTG LC14 A5	4.045% 03/15/2047 DD 02/01/14	5,231	5,589	5,217
	WILLIAMS COS INC/THE	5.400% 03/02/2026 DD 03/02/23	80,000	79,926	80,838
	WILLIS NORTH AMERICA INC	4.500% 09/15/2028 DD 09/10/18	90,000	99,284	87,683
	WILLIS NORTH AMERICA INC	4.650% 06/15/2027 DD 05/19/22	315,000	314,858	311,740
	WORLD OMNI AUTO RECEIVABLE A A4	4.660% 05/15/2029 DD 02/15/23	100,000	99,985	99,687
	WORLD OMNI AUTO RECEIVABLE B A4	4.680% 05/15/2029 DD 04/19/23	320,000	319,999	319,075
	XCEL ENERGY INC	1.750% 03/15/2027 DD 11/03/21	375,000	374,164	342,203
	INTEREST BEARING CASH	TEMPORARY INVESTMENTS		20,580,787	20,580,787
	TOTAL UNDERLYING ASSETS			$200,359,426	$197,256,365

	MET TOWER LIFE 38025 -72.5% of MARKET VALUE				$143,104,479
*	IGT INVESCO SHORT-TERM BOND FUND				96,227,908
	FAIR VALUE MET TOWER LIFE 38025				239,332,387
*	MET TOWER LIFE 38025 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				15,564,355
	MET TOWER LIFE 38025 - CONTRACT VALUE				$254,896,742

	RGA RGA00036 - 27.5% of MARKET VALUE				$54,151,886
*	IGT INVESCO SHORT-TERM BOND FUND				158,979,124
	FAIR VALUE RGA RGA00036				213,131,010
*	RGA RGA00036 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				13,710,767
	RGA RGA00036 - CONTRACT VALUE				$226,841,777

*	Represents a party-in-interest to the Plan

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

23.1 *	Consent of BDO USA, P.C.

* Filed herewith

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

DATE: June 13, 2024	BY: /s/ BRYAN JENDRETZKE
Bryan Jendretzke Global Benefits Director and Plan Administrator